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                                                              EXHIBIT 99.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



 -------------------------------------------)
In re                                       )   Chapter 11
                                            )
WorldCorp, Inc.,                            )   Case No. 99-298 (MFW)
                                            )
                  Debtor.                   )
--------------------------------------------)

                      DISCLOSURE STATEMENT WITH RESPECT TO
             FIRST AMENDED PLAN OF REORGANIZATION OF WORLDCORP, INC.


Young Conaway Stargatt & Taylor LLP             Wilmer, Cutler & Pickering
1100 North Market Street                        2445 M Street, NW
11th Floor                                      Washington, DC  20037-1420
Wilmington, DE  19801                           William J. Perlstein
James L. Patton, Jr.                            Duane D. Morse
Brendan L. Shannon                              Andrew M. Herman
Counsel for the Debtor                          Counsel for the Debtor

                              Dated: March __, 1999
                              Wilmington, Delaware

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE (THE "BANKRUPTCY COURT") UNDER SECTION 1125(B) OF THE BANKRUPTCY CODE FOR USE IN THE SOLICITATION OR ACCEPTANCES OF THE PLAN OF REORGANIZATION DESCRIBED HEREIN. ACCORDINGLY, THE FILING AND DISTRIBUTION OF THIS DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS A SOLICITATION OF ACCEPTANCES OF SUCH PLAN OF REORGANIZATION. THE INFORMATION CONTAINED HEREIN SHOULD NOT BE RELIED UPON FOR ANY PURPOSE BEFORE A DETERMINATION BY THE BANKRUPTCY COURT THAT THIS DISCLOSURE STATEMENT CONTAINS "ADEQUATE INFORMATION" WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE.1


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                                   DISCLAIMER

                  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE FIRST AMENDED PLAN OF REORGANIZATION OF WORLDCORP, INC. (THE "PLAN") AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

                  ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETIES BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETIES BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(C) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF WORLDCORP, INC. AND THE DEBTOR-IN-POSSESSION IN THIS CASE SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

                  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, WORLDCORP, INC.


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                                 SUMMARY OF PLAN

         The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the First Amended Plan of Reorganization (the "Plan"), a copy of which is annexed hereto as Appendix A.

         WorldCorp, Inc. ("WorldCorp" or the "Debtor") filed for Chapter 11 protection on February 12, 1999 (the "Petition Date") in the United States Bankruptcy Court for the District of Delaware. The Debtor also filed on the Petition Date a proposed plan of reorganization intended to bring this case to a close and to permit the emergence of a reorganized Debtor, together with a proposed disclosure statement describing that plan. On March 22, 1999, the Debtor filed its First Amended Plan of Reorganization, which is an amended version of the plan of reorganization that was filed on the Petition Date. This Disclosure Statement refers to and describes the First Amended Plan of Reorganization.

                              I. Business Overview

         WorldCorp is a highly leveraged holding company. As a holding company, WorldCorp obtains all of its funds through (i) its 80% ownership position in WorldCorp Acquisition Corp. ("Acquisition"), which in turn owns approximately 50% of the stock of World Airways Inc. ("World Airways") and 100% of the stock of The Atlas Companies, Inc., which was formerly known as Paper Acquisition Corp. ("Atlas"), and (ii) WorldCorp's approximately 28% ownership interest in InteliData Technologies Corporation ("InteliData"). No dividends have been paid on any of the Debtor's stock holdings since 1992. The ability of World Airways, Acquisition and Atlas to pay dividends is currently restricted under certain borrowing arrangements. Additionally, World Airways, Atlas and InteliData currently intend to retain their future earnings, if any, to fund the growth and development of their businesses and, therefore, do not anticipate paying any cash dividends in the foreseeable future. WorldCorp has pledged all of its shares of InteliData and Acquisition as collateral for certain indebtedness, and Acquisition has pledged all of its shares in World Airways and Atlas as collateral for such indebtedness and certain other borrowings (see Section III.A
- Background of WorldCorp - General Corporate Structure). WorldCorp formerly sold or borrowed against shares of its stock and stock of subsidiaries in order to meet certain cash needs, but currently is not in a position to make such sales because of the pledges mentioned above.

     As of the Petition Date, WorldCorp had substantial repayment obligations. WorldCorp currently has outstanding $5.0 million in aggregate principal amount of 10.0% senior subordinated notes due September 30, 2000 (the "Senior Subordinated Notes") issued pursuant to an indenture (the "Senior Subordinated Notes Indenture"), dated September 30, 1996, between WorldCorp and Norwest Bank Minnesota, National Association, as trustee (the "Senior Subordinated Notes Trustee"). Sinking fund payments equal to 20% of the then outstanding principal balance were required to be made on each of September 30, 1998 and September 30, 1999. No sinking fund payment was made on September 30, 1998. In addition, the trustee of the

Senior Subordinated Notes contends that the entire outstanding amount is due and owing as a result of alleged covenant defaults, but has not accelerated these amounts.

         WorldCorp also has outstanding $65.0 million in aggregate principal amount of 7.0% convertible subordinated debentures due 2004 (the "Debentures") issued pursuant to an indenture (the "Debenture Indenture") dated as of May 15, 1992, between WorldCorp and State Street Bank and Trust Company, as trustee (the "Debenture Indenture Trustee"). Interest payments are payable semi-annually on May 15 and November 15 of each year. Neither of these interest payments was made in 1998.

         WorldCorp borrowed from World Airways $1.75 million on February 21, 1998 and an additional $0.25 million on April 8, 1998, which was used by WorldCorp to pay debt obligations (jointly, the "World Airways Secured Loan"). Under its present terms, the World Airways Secured Loan bears interest equal to 12% per annum. The World Airways Secured Loan was originally secured by a pledge of 1 million shares of World Airways common stock. WorldCorp did not make a scheduled $2 million loan repayment on April 25, 1998. On June 24, 1998, WorldCorp substituted 1,860,396 shares of InteliData common stock as collateral in return for the release of 500,000 of the pledged World Airways shares, which release was memorialized in a letter agreement dated July 1, 1998. On June 25, 1998, World Airways purchased 150,000 of the pledged World Airways shares in return for a credit against the outstanding balance of the World Airways Secured Loan equal to $4.55 per share. On August 25, 1998, World Airways sold 245,000 of the pledged InteliData shares at $.90625 per share ($222,031 in the aggregate) and applied the proceeds in payment of accrued interest and principal. As of November 30, 1998, the outstanding balance of the World Airways Secured Loan, according to World Airways, was $1,333,639, consisting of $1,217,850 of principal and $32,432 of accrued and unpaid interest and $83,357 of expenses related to the loan. The loan continues to be secured by 350,000 shares of World Airways common stock and 1,615,396 shares of InteliData common stock with a market price of $1.1875 and $1.50, respectively, on January 21, 1999.

         WorldCorp has also guaranteed payment of promissory notes in the aggregate principal amount of $16 million and an Earn-Out issued by Acquisition to former owners of stock in Atlas in connection with the April 1998 purchase of Atlas by Acquisition. Those obligations are secured by, among other things, a pledge of all of WorldCorp's stock in Acquisition and all of WorldCorp's and Acquisition's stock in InteliData (subject to the prior liens of World Airways on certain shares of InteliData and World Airways stock).

         In addition, WorldCorp has outstanding general unsecured debt in the aggregate amount of approximately $1,363,000, including an unsecured claim of World Airways in the amount of $429,421 as of December 31, 1998 consisting of intercompany charges and advances to WorldCorp.

              II. Treatment of Claims and Interests under the Plan

     As discussed more fully later in this Disclosure Statement, the Plan provides for:

 .    the repayment in full in cash of WorldCorp's  administrative and priority claims,

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 .    administrative convenience claims, and secured debt including the World
     Airways Secured Loan);

 .    the distribution of Cash to holders of Senior Subordinated Notes who vote to accept the Plan and who elect such treatment at the time they return their ballots for voting on the Plan ("Electing Senior Note Holders");

 .    the restructuring of WorldCorp's  remaining Senior  Subordinated Notes by the issuance of Modified Senior Notes;

 .    the restructuring of WorldCorp's Debentures and general unsecured debt by the issuance of the Modified Debentures, Accrued Interest Notes, Series A Warrants to purchase 45% of the stock of Acquisition and Series
     B Warrants to purchase 40% of the pro forma outstanding stock of WorldCorp;

 .    the restructuring of indebtedness of WorldCorp and its 80% owned subsidiary, Acquisition, to the former shareholders of Atlas incurred in connection with the acquisition of Atlas in 1998; and

 .    the retention by WorldCorp shareholders of their shares of Common Stock of
     WorldCorp.

         Cash payments due under the Plan will be funded from the proceeds of a loan from Rothschild Recovery Fund L.P. ("RRF"), the holder of the largest amount of WorldCorp's Debentures, to Acquisition, which will upstream funds to WorldCorp through the purchase of InteliData stock from WorldCorp. Holders of WorldCorp Debentures and WorldCorp's general unsecured creditors will be offered the right to participate in the making of such loan, which will be secured by first priority liens on shares of InteliData stock.

         Payments due on the RRF Loan and other obligations of WorldCorp and Acquisition after emergence from bankruptcy will be made out of monies received from Atlas and its subsidiaries pursuant to intercompany Tax Sharing Agreements, and if necessary from the proceeds of sale of InteliData stock. In the event the Atlas Stockholders and holders of WorldCorp Debentures and general unsecured claims exercise the Warrants granted to them under the Plan for the 80% of the stock of Acquisition owned by WorldCorp, WorldCorp would no longer have an interest in Acquisition or its subsidiaries, but would receive payments upon exercise of such Warrants, either in cash or in debt instruments, totaling at least 125% of the appraised fair market value of the shares of Acquisition as of the Effective Date of the Plan and would retain its remaining stock in InteliData (subject to the pledge thereof to secure the RRF loan and certain other indebtedness of WorldCorp and Acquisition).

         The Plan was negotiated prior to the Petition Date by the Debtor, Acquisition, RRF and Sun Paper Advisors, Inc. ("Sun Paper Advisors"), the collateral agent pursuant to a certain Collateral Agent Agreement entered into among the Atlas Stockholders, as representative of the Atlas Stockholders.

         For a more detailed summary of the major Plan provisions, see Section VIII.A. "Overall

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


Structure of the Plan."

         The Plan constitutes a plan of reorganization for the Debtor. Prior to approval of the Plan by the Bankruptcy Court, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for the Debtor.

         Under the Plan, Claims against and Interests in the Debtor are divided into Classes. A Claim or Interest is placed in a particular Class for the purposes of voting on a plan of reorganization and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims, will receive payment in full in Cash either on the Effective Date, as such Claims are liquidated, in installments over time (as permitted by the Bankruptcy
Code), or as agreed with the holders of such Claims. All other Claims and Interests are classified into twelve (12) Classes and will receive the distributions and recoveries (if any) described in the following table.

         Under the Bankruptcy Code, only classes of Claims or Equity Interests that are impaired are entitled to vote to accept or reject the Plan. The Claims and Interests in each of Class 4 (Atlas Stockholders Secured Claims), Class 6 (Non-Electing Senior Subordinated Notes Claims), Class 7 (Debentures Claims), Class 8 (General Unsecured Claims), Class 10 (Old Warrants), Class 11 (Sun Options), and Class 12 (Electing Senior Subordinated Notes Claims) are impaired Classes under the Plan (collectively, the "Impaired Classes").

         Holders of Claims and Interests in Class 1 (Other Priority Claims), Class 2 (World Airways Secured Loan Claim), Class 3 (Miscellaneous Secured Claims), Class 5 (Administrative Convenience Claims) and Class 9 (Interests) are not impaired under the Plan (collectively, the "Unimpaired Classes"). Classes not impaired under the Plan are deemed to have accepted the Plan.

         Claims in Class 11 (Sun Options) are not entitled to receive or retain any property under the Plan and are deemed to reject the Plan. Nevertheless, the Debtor reserves the right to solicit votes in favor of the Plan from these holders.

         The classification and treatment for all Classes are summarized below and described in more detail under Section VIII.A Plan of Reorganization - General Classification and Treatment of Claims and Interests.


CLASS DESCRIPTION                                           TREATMENT UNDER PLAN

Class 1 -     Other Priority Claims                         Each holder of an Allowed Class 1 Claim shall receive
                                                            on the Effective Date, or as soon as practicable
                                                            thereafter, in full satisfaction, settlement, release
                                                            and discharge of and in exchange for such Allowed Class
                                                            1 Claim, (a) Cash equal to the amount of such Allowed


                                       4
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
CLASS DESCRIPTION                                           TREATMENT UNDER PLAN
                                                            Class 1 Other Priority Claim, or (b) such other
                                                            treatment which the Debtor and such holder shall have
                                                            agreed upon in writing.

Class 2 -     World Airways Secured Loan Claim              Each holder of an Allowed Class 2 Claim shall receive
                                                            on the Effective Date, or as soon as practicable
                                                            thereafter, in full satisfaction, settlement, release
                                                            and discharge of and in exchange for such Allowed Class
                                                            2 Claim, Cash equal to the amount of such Allowed Class
                                                            2 Claim.

Class 3 -     Miscellaneous Secured Claims                  The legal, equitable and contractual rights of holders
                                                            of Allowed Class 3 Claims, if any, shall be Reinstated.


Class 4 -     Atlas Stockholders Secured Claims             Each holder of an Allowed Class 4 Claim shall have such
                                                            Claim modified by having (a) the Guaranty, dated April
                                                            20, 1998, modified to limit recourse to the collateral,
                                                            and (b) the Pledge Agreement, dated April 20, 1998
                                                            modified to reflect (i) reorganized WorldCorp's grant,
                                                            as collateral security for the payment, performance and
                                                            observance of all obligations under the Atlas
                                                            Stockholders Notes and the Earn-Out, of (x) a first
                                                            lien on WorldCorp's right, title and interest with
                                                            respect to the Warrant Notes (including WorldCorp's
                                                            right to receive the Warrant Notes upon exercise of the
                                                            Atlas Stockholder Warrants), and (y) a second lien,
                                                            behind the first lien held by the RRF Lenders, on all
                                                            of  the shares of common stock, par value $.001 per
                                                            share, of InteliData owned by WorldCorp or Acquisition;
                                                            and (ii) the release of all other liens of the Atlas
                                                            Stockholders upon property of WorldCorp or Acquisition

Class 5 -     Administrative Convenience Claims             Each holder of an Allowed Class 5 Claim, if any, shall
                                                            receive on the Effective Date, or as soon as
                                                            practicable thereafter, in full satisfaction,
                                                            settlement, release and discharge of and in exchange
                                                            for such Class 5 Claim, Cash equal to (a) the amount of
                                                            such Allowed Claim if such amount is less than or equal
                                                            to $500, or (b) $500, if the amount of such


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
CLASS DESCRIPTION                                           TREATMENT UNDER PLAN
                                                            Allowed Claim is greater than $500 and less than $1,000 and such holder elects to accept $500 in cash in full
                                                            satisfaction and discharge of such Allowed Claim.

Class 6 -     Non-Electing Senior Subordinated Notes        On the Effective Date, or as soon as practicable
              Claims                                        thereafter, each holder of an Allowed Class 6
                                                            Non-Electing Senior Subordinated Notes Claim shall receive
                                                            (a) if such holder is the Senior Subordinated Notes
                                                            Trustee, Modified Senior Notes with an aggregate principal amount equal to the sum of all unpaid fees, expenses, and other amounts payable by the Debtor to the Senior Subordinated Notes Trustee under the terms of the Senior Subordinated Notes Indenture for the period ending on the Effective  Date;  or (b) if such  holder is not the
                                                            Senior  Subordinated  Notes Trustee,  Modified Senior Notes with an aggregate principal balance equal to the sum of the unpaid principal amount of such holder's Senior  Subordinated  Notes, plus all unpaid interest,  calculated  as provided  in the Senior  Subordinated
                                                            Notes Indenture, accrued thereon during the period ending on the
                                                            Effective Date; and (c) if the Bankruptcy  Court  determines that the value, as of the Effective Date, of the Modified Senior Notes to be
                                                            issued to such holder under (a) or (b), as  applicable,  is less  than the  amount  of such  holder's  Allowed  Class 6 Non-Electing Senior
                                                            Subordinated Notes Claim,  additional Modified Senior Notes in an amount that the Bankruptcy  Court  determines is sufficient to enable each such holder to receive,  on account of such Allowed Class 6
                                                            Non-Electing  Senior Subordinated Notes Claim,  Modified Senior Notes of
                                                            a value, as of the Effective Date,  equal to such holder's Allowed Class
                                                            6 Non-Electing  Senior  Subordinated Notes Claim.


Class 7 -      Debentures Claims                            On the Effective Date, or as soon as practicable
                                                            thereafter, each holder of an Allowed Class 7
                                                            Debentures Claim shall have such Claim modified

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
CLASS DESCRIPTION                                           TREATMENT UNDER PLAN
                                                            by receiving Modified Debentures with the same principal
                                                            amount as its Debentures, and by receiving for accrued
                                                            but unpaid interest on its Debentures as of the
                                                            Effective Date its Pro Rata share of the Series A
                                                            Warrants and the Series B Warrants, and Accrued
                                                            Interest Notes with a principal amount equal to the
                                                            amount by which such accrued but unpaid interest
                                                            exceeds the appraised fair market value of the Series A
                                                            and Series B Warrants received by such holder.

Class 8 -      General Unsecured Claims                     On the Effective Date, or as soon as practicable
                                                            thereafter, each holder of an Allowed Class 8 General
                                                            Unsecured Claim shall have such Claim modified by
                                                            exchanging its existing Claim for its Pro Rata share of
                                                            the Series A Warrants and the Series B Warrants plus
                                                            Modified Debentures with a principal amount equal to
                                                            the amount by which its Allowed Claim exceeds the
                                                            appraised fair market value of the Series A and Series
                                                            B Warrants received by such holder, plus Accrued
                                                            Interest Notes with a principal amount equal to
                                                            interest at 7% per annum on such Allowed Class 8
                                                            General Unsecured Claim from the Petition Date to the
                                                            Effective Date.

Class 9 -      Interests                                    Each holder of WorldCorp Common Stock shall retain
                                                            unaltered the legal, equitable and contractual rights
                                                            to which such share or other interest of WorldCorp
                                                            Common Stock entitled such holder.

Class 10 -     Old Warrants                                 On the Effective Date, or as soon as practicable
                                                            thereafter, each holder of a warrant issued to the
                                                            Atlas Stockholders to purchase shares of Acquisition
                                                            stock from WorldCorp ("Old Warrants") shall have such
                                                            warrant modified by exchanging it for an Atlas
                                                            Stockholder Warrant.

                                                            Each holder of an option issued to Sun Capital
Class 11 -    Sun Options                                   Partners, Inc. to purchase shares of WorldCorp stock or
                                                            shares of Acquisition stock


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

CLASS DESCRIPTION                                           TREATMENT UNDER PLAN

                                                            from WorldCorp (the "Sun Options") shall have such option canceled and such holder shall not receive any distribution under the Plan.
                                                            On the Effective Date, or as soon as practicable
                                                            thereafter, each holder of an Allowed Senior

Class 12 -    Electing Senior Subordinated Notes Claims     Subordinated Notes Claim that votes to accept the Plan
                                                            and elects such treatment ("Electing Senior Note
                                                            Holder") shall receive, in full satisfaction, discharge
                                                            and release of its Class 12 Senior Subordinated Notes
                                                            Claim and of all of its rights (including intercreditor
                                                            subordination rights and rights to seek payment of fees
                                                            and expenses incurred after the Petition Date as an
                                                            Administrative Claim) with respect to the Senior
                                                            Subordinated Notes and the Senior Subordinated Notes
                                                            Indenture, (x) its Proportionate Share of the Cash
                                                            Available  for Senior Notes (as defined in Section
                                                            VIII.A - Plan of Reorganization - General
                                                            Classification and Treatment of Claims and Interests)
                                                            plus (y )if its Proportionate Share of the Cash
                                                            Available for Senior Notes is less than its Agreed
                                                            Senior Claim (as defined in Section VIII.A - Plan of
                                                            Reorganization - General Classification and Treatment
                                                            of Claims and Interests), Modified Senior Notes with an
                                                            aggregate principal amount equal to the difference. .



                        III. Implementation of the Plan

         To become effective, the Plan of Reorganization must be either (i) accepted by the holders of all impaired classes of Claims and confirmed by the Bankruptcy Court, or (ii) accepted by at least one impaired class of Claims and confirmed by the Bankruptcy Court over the objection of non-accepting classes based upon findings by the Bankruptcy Court that the Plan does not discriminate unfairly and is fair and equitable with respect to each class of claims or interests that did not accept the Plan. Generally, a class of claims has accepted a plan of reorganization if holders of at least two-thirds in amount, and more than one-half in number, of the claims of that class that actually vote for acceptance or rejection of the Plan of Reorganization have voted to accept the Plan of Reorganization.

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

                             IV. Recovery Analysis

         After careful review of the Debtor's current business operations, estimated recoveries in a liquidation scenario, and prospects as an ongoing business, the Debtor has concluded that the recovery to creditors will be maximized by the Debtor's continued operation as a going concern. The Debtor believes that its assets, comprised of shares in Acquisition (which owns Atlas and World Airways stock) and InteliData, have value that would not be realized in a liquidation. According to the liquidation and other analyses prepared by the Debtor with the assistance of its financial advisors, the value of the Debtor's estate is greater as a going concern than in a liquidation.

         Accordingly, the Debtor believes that the Plan provides the best recoveries possible for the holders of Claims against the Debtor and recommends that you vote to accept the Plan.

                 [Balance of this page intentionally left blank]

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


                      DISCLOSURE STATEMENT WITH RESPECT TO
                    PLAN OF REORGANIZATION OF WORLDCORP, INC.


 I. INTRODUCTION

         WorldCorp submits this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the First Amended Plan of Reorganization of WorldCorp (the "Plan") proposed jointly by WorldCorp, Acquisition and RRF and filed with the United States Bankruptcy Court for the District of Delaware on March 22, 1999, a copy of which is annexed as Appendix A of this Disclosure Statement.

         This Disclosure Statement sets forth certain information regarding the Debtor's prepetition operating and financing history, the need to seek Chapter 11 protection, and the anticipated organization, operations, and financing of WorldCorp after commencement of the Plan (as reorganized, WorldCorp is referred to as the "Reorganized Debtor"). This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims against and Interests in the Debtor must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR, SEE SECTION VIII, "PLAN OF REORGANIZATION," AND SECTION IX, "CERTAIN FACTORS TO BE CONSIDERED."

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASE AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTOR'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTOR DOES NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

II. THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

         A.       Definitions

         Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

         B.       Notice to Holders of Claims and Holders of Interests

         This Disclosure Statement is being transmitted to certain holders of Claims against, or Interests in, the Debtor. The purpose of this Disclosure Statement is to provide adequate information to enable the holders of Claims against and Interests in the Debtor to make a reasonably informed decision with respect to the Plan prior to exercising your right to vote to accept or reject the Plan.

         On [___________], 1999, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against and Interests in the Debtor to make an informed judgment with respect to acceptance or rejection of the Plan. The Bankruptcy Court's approval of this Disclosure Statement does not constitute either a guaranty of the accuracy or completeness of the information contained herein or an endorsement of the Plan by the Bankruptcy Court.

         All holders of Claims against and Interests in the Debtor are encouraged to read this Disclosure Statement and its appendices carefully and in their entireties before deciding to vote either to accept or to reject the Plan. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Case.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. Except with respect to the projections set forth in Section VI, "Projected Financial Information" (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtor nor the Reorganized Debtor intends to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

         C.       Solicitation Package

         Accompanying this Disclosure Statement are copies of (i) the Plan; (ii) notice fixing the time for filing of acceptances or rejections of the Plan;
(iii) notice fixing the date, time, and place of the hearing to consider confirmation of the Plan (the "Confirmation Hearing Notice"); (iv) notice fixing the time for filing objections to the Plan; (v) if you are the holder of Claim(s) or Interest(s) entitled to vote on the Plan, one or more ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan; and (vi) if you are the holder of a Claim in Class 7 (Debentures Claims) or Class 8 (General Unsecured Claims), forms for electing to participate and instructions for participating as a lender in the loan to be made by RRF on the Effective Date.

          D.       Voting Procedures, Ballots and Voting Deadline

         Pursuant to the provisions of the Bankruptcy Code, only classes of Claims and Interests which are impaired under the terms and provisions of the Plan are required to vote to accept or reject the Plan. The classes entitled to vote on the Plan are Class 4 (Atlas Stockholders Secured Claims), Class 6 (Non-Electing Senior Subordinated Notes Claims), Class 7 (Debentures Claims), Class 8 (General Unsecured Claims), Class 10 (Old Warrants) and Class 12 (Electing Senior Subordinated Notes Claims). Claims in Class 1 (Other Priority Claims), Class 2 (World Airways Secured Loan Claim), Class 3 (Miscellaneous Secured Claims) and Class 5 (Administrative Convenience Claims) are not impaired under the Plan and therefore are deemed under Section 1126(f) of the Bankruptcy Code to have accepted it. Accordingly, they are not entitled to vote on the Plan. Claims in Class 11 (Sun Options) are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the holders of Claims and Interests in such Class are deemed to reject the Plan Nevertheless, the Debtor reserves the right to solicit votes of such holders in favor of the Plan. Ballots for acceptance or rejection of the Plan are being provided only to members of the voting Classes with respect to the Plan. Other forms of ballot are not acceptable and will not be counted.

         Each holder of a Claim or Interest in a Voting Class with respect to the Plan should read this Disclosure Statement, together with its exhibits and the Plan in its entirety. After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. For a summary description of the treatment of each Class, see Section VIII - Plan of Reorganization.

         Each Ballot has been coded specially to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the specially coded Ballot or Ballots sent to you with this Disclosure Statement.

         IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH

     THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN ______________, 1999, AT ______P.M. (EST) (THE "VOTING DEADLINE") BY W. JOSEPH
DRYER (THE "VOTING AGENT"). DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

         If you have any questions about (i) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received,
(ii) the amount of your Claim or Interest, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                               W. Joseph Dryer
                               5068 W. Plano Parkway
                               Suite 345
                               Plano, Texas 75093
                               (972) 381-4255

       E. Confirmation Hearing and Deadline for Objections to Confirmation

         Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for ____________, 1999, at ______ (EST) before the Honorable Mary F. Walrath, at _____________________________, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are received on or before [______________, 1999, at _______]
(EST) by:

                                    Counsel for the Debtor:

                                            Young Conaway Stargatt & Taylor, LLP
                                            1100 North Market Street
                                            11th Floor
                                            Wilmington, DE  19801
                                            Attn:    James L. Patton, Jr., Esq.
                                                     Brendan L. Shannon, Esq.

                                            Wilmer, Cutler & Pickering
                                            2445 M Street, NW
                                            Washington, DC  20037-1420
                                            Attn:    Duane D. Morse, Esq.
                                                     Andrew Herman, Esq.

                                    United States Trustee:

                                         The Office of the United States Trustee
                                         601 Walnut Street
                                         Curtis Center, Suite 950-W
                                         Philadelphia, PA  19106
                                         Attn:  John McLaughlin, Esq.

                                         Rothschild Recovery Fund, L.P.
                                         1251 Avenue of the Americas
                                         51st Floor
                                         New York, NY  10020
                                         Attn:  Wilbur L. Ross, Jr.

                                         Stroock & Stroock & Lavan LLP
                                         180 Maiden Lane
                                         New York, NY  10038
                                         Attn:    Robin E. Keller, Esq.

                                         Sun Paper Advisors, Inc.
                                         5355 Town Center Road, Suite 802
                                         Boca Raton, Florida  33486
                                         Attn:  Rodger R. Krouse

                                         Dewey Ballantine LLP
                                         1301 Avenue of the Americas
                                         New York, NY  10019
                                         Attn:    Richard S. Miller, Esq.
                                                  Dianne Coffino, Esq.


III.     BACKGROUND OF WORLDCORP

         A.       General Corporate Structure

         Page __ sets forth a chart depicting the current corporate structure of WorldCorp, its subsidiaries and its affiliates.

[insert chart]

                  1.       Ownership of World Airways

         WorldCorp was organized in March 1987 to serve as the holding company for World Airways, which in turn was organized in March 1948 and is the predecessor to WorldCorp. Currently, WorldCorp, directly or through its 80% owned subsidiary, Acquisition, owns positions in companies that operate in three distinct business areas.

         WorldCorp's aviation services affiliate, World Airways, is a global provider of long-range passenger and cargo air transportation outsourcing services to major international airlines under fixed rate contracts. World Airways also leads a contractor teaming arrangement that is one of the largest suppliers of commercial aircraft to the United States Air Force's Air Mobility Command ("U.S. Air Force"). World Airways was a wholly-owned subsidiary of WorldCorp in 1993. In February 1994, pursuant to an October 1993 agreement, WorldCorp sold 24.9% of its ownership in World Airways to MHS Berhad, a Malaysian aviation company ("MHS"). Effective December 31, 1994, WorldCorp increased its ownership in World Airways to 80.1% through the purchase of 5% of World Airways common stock held by MHS. In October 1995, World Airways completed an initial public offering. In September, 1997 World Airways purchased 3,227,000 shares of its common stock from WorldCorp. As a result, at December 31, 1997, WorldCorp owned approximately 46.3% of World Airways. Accordingly, beginning in September 1997, WorldCorp reported its proportionate share of World Airways' financial results using the equity method of accounting. In January 1998, MHS sold 773,000 shares of its World Airways common stock to World Airways. Effective January 23, 1998, WorldCorp and MHS owned 51.2% and 16.8%, respectively, of the outstanding common stock of World Airways, with the balance publicly traded. As discussed below, in April 1998 WorldCorp transferred 3,702,586 of its shares in World Airways to a newly organized subsidiary, Acquisition.

         On March 15, 1999, Mark M. Feldman, WorldCorp's Executive Vice President and Chief Restructuring Officer; Wilbur Ross, a principal of RRF; and Rodger Krouse, a principal of Sun Capital were appointed to the World Airways Board of Directors to replace Patrick F. Graham, WorldCorp's President and Chief Executive Officer, as representatives of WorldCorp. Mr. Graham resigned as a Director of World Airways effective February 16, 1999.

                  2.       Ownership of InteliData

         WorldCorp also had an ownership interest in US Order, Inc. ("US Order"), a company which provided products and services for home banking and smart telephones. In August 1996, US Order and Colonial Data Technologies Corp. ("Colonial Data") entered into an Agreement and Plan of Merger pursuant to which US Order and Colonial Data would be merged (the "Mergers") with and into a new public company, InteliData. Pursuant to the Mergers which were consummated on November 7, 1996, InteliData became the successor corporation to US Order. The Mergers were treated as a purchase of Colonial Data by US Order. Following the Mergers, WorldCorp reports its proportionate share of InteliData's financial results using the equity method of accounting. InteliData develops and markets products and services for the telecommunications and financial services industries through its telecommunications and electronic commerce business divisions. As of the Petition Date WorldCorp owned 8,734,273 shares of InteliData, or an ownership interest of approximately 28%

                  3.       Ownership of Atlas

         On April 20, 1998, WorldCorp consummated a transaction (the "Atlas Transaction") pursuant to which it acquired an 80% indirect interest in Paper Acquisition Corp., a Delaware corporation.2/ On December 21, 1998 Paper Acquisition Corp. changed its name to The Atlas Companies, Inc., a Delaware corporation ("Atlas"). Atlas was organized by of Sun Paper Advisors to acquire and operate specialty paper businesses. In December 1996, Atlas acquired and consolidated two companies that produce a variety of coated papers and specialty inks which are sold to business forms manufacturers. On November 18, 1998, Atlas acquired Atlas Die, Inc. continuing its strategic plan of providing niche products to the packaging, business forms and label industries.

         Pursuant to the Atlas Transaction, WorldCorp contributed 3,702,586 of its shares of World Airways (constituting an approximate 51.2% interest in World Airways) and shares of Atlas that it received from the former stockholders of Atlas (of which Sun Paper Advisors controlled a majority interest) (the "Atlas Stockholders"), to Acquisition, in exchange for 800 shares of common stock (80% of the total capital stock) of Acquisition ("Acquisition Common Stock"). The Atlas Stockholders contributed the remaining shares of Atlas to Acquisition in exchange for (i) 200 shares of Acquisition Common Stock, (ii) $15 million of 8% interest-only promissory notes issued by Acquisition due April 2003, (iii) $1 million of 8% promissory notes issued by Acquisition due March 1, 1999 ((ii) and
(iii) are referred to as the "Atlas Stockholder Notes") and (iv) an earn-out based on the earnings before interest, taxes, depreciation and amortization of Atlas during the five years beginning September 1, 1997 ("Earn-Out"). The Earn-Out is payable, including interest at 10%, in September 2002, and provides for the Atlas Stockholders to receive an amount equal to the first $10 million of EBITDA (as defined in the Earn-Out) plus 50% of the excess EBITDA of Atlas and its subsidiaries during that five-year period. WorldCorp guaranteed payment of the Atlas Stockholder Notes and Earn-Out and pledged any and all of its shares of common stock of Acquisition, Atlas, World Airways and
______________________

     1 The sellers of the interest acquired by WorldCorp in the Atlas Transaction have been represented by Sun Paper Advisors in the negotiations that resulted in the filing of the Plan. WorldCorp has advised Sun Paper Advisors that, in the absence of a consensual restructuring, WorldCorp intends to challenge, seek to set aside, and pursue damage claims and other remedies arising out of the Atlas transaction. Sun Paper Advisors has advised WorldCorp that the Atlas Stockholders believe they may have similar claims and defenses against WorldCorp. The respective parties believe the other parties' claims are without merit.

InteliData to secure its guarantee. Acquisition pledged any and all of its shares of common stock of World Airways (350,000 shares of which are currently subject to a senior lien of World Airways), Atlas and InteliData to the Atlas Stockholders to collateralize the Atlas Stockholder Notes and the Earn-Out. Also as part of this transaction, the Atlas Stockholders received Old Warrants to acquire from WorldCorp 400 shares (40%) of Acquisition Common Stock for an exercise price of $28,000 per share.

         In connection with the Atlas Transaction, WorldCorp and Acquisition entered into a consulting agreement with Sun Capital Partners, Inc. ("Sun Capital") pursuant to which Sun Capital is to receive $500,000 per year from WorldCorp for financial consulting. Sun Capital also received options (the "Sun Options") to acquire approximately 20% and 10% (after the exercise of such options and the warrants described above) of the issued and outstanding shares of common stock of WorldCorp and Acquisition, respectively, which options vest over five years and expire on the seventh anniversary of the date of such agreement. The exercise price of the Sun Options to acquire shares of Acquisition is $28,000 per share, and is payable with a seven-year, full recourse note, which pays cash interest at 8% per annum.

                  4.       Liens on Shares

         As a result of the Atlas Transaction and certain subsequent events, which are described below, WorldCorp currently owns eight hundred (800) shares (constituting 80%), of the common stock of Acquisition, and 8,734,273 shares, constituting approximately twenty-eight percent (28%), of the common stock of InteliData. Acquisition in turn owns 3,552,588 shares (constituting approximately 50%) of the common stock of World Airways, and 459,785 shares (constituting 100%) of the common stock of Atlas. Of these amounts, 350,000 shares of World Airways and 1,615,396 shares of InteliData are pledged to World Airways to secure repayment of the World Airways Secured Loan, and all of these shares of Acquisition, InteliData, World Airways and Atlas (including the shares of World Airways and InteliData that are subject to the prior liens of World Airways) are pledged to the Atlas Stockholders to secure the obligations incurred in the Atlas Transaction.

         The principal executive offices of WorldCorp are located at Washington Dulles International Airport in The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 20171.

B.       Overview of World Airways

         World Airways is a global provider of long-range wide-body passenger and cargo air transportation outsourcing services to the U.S. Air Force and to international airlines under fixed rate contracts. World Airways' passenger and freight operations employ 12 wide-body aircraft which are operated under contracts with various airlines. These contracts generally require World Airways to supply aircraft, crew, maintenance and insurance ("ACMI" or "wet lease"), while World Airways' customers are responsible for the other operating expenses, including fuel. World Airways' airline customers have determined that outsourcing a portion of their wide-body passenger and cargo requirements can be less expensive, and offers greater operational and financial flexibility than purchasing new aircraft and additional spare parts required for such aircraft. World Airways also leads a contractor teaming arrangement with other airlines that is one of the largest single suppliers of commercial airlift services to the United States Air Force Air Mobility Command.

        World Airways' operating philosophy is to build on its existing ACMI relationships to achieve a strong platform for future growth. World Airways concentrates on ACMI contracts which shift yield, load factor and certain cost risks to the customer. The customer bears the risk of filling the aircraft with passengers or cargo and assumes operating expenses, including fuel. World Airways has elected to emphasize its ACMI business because World Airways sees opportunities created by a growing global economy, particularly growth in second and third world economies where the demand for airlift exceeds capacity, notwithstanding recent problems faced by some developing countries. World Airways attempts to maximize profitability by combining multi-year ACMI contracts with short term, higher-yielding ACMI agreements which meet the peak seasonal requirements of its customers. World Airways responds opportunistically to rapidly changing market conditions by maintaining a flexible fleet of aircraft that can be deployed in a variety of configurations.

         World Airways focuses its marketing efforts on countries where rapid economic development drives demand for its services. World Airways believes that its modern fleet of long-range medium-density wide-body MD-11 and DC10-30 aircraft are well suited to these less dense international routes and provide superior economics as compared to other popular aircraft such as the Boeing 747 which has greater capacity.

         World Airways substantially increases its potential customer base by being able to serve both passenger and cargo customers. World Airways flies passenger, cargo and passenger/cargo convertible aircraft that World Airways believes permit World Airways to target emerging opportunities. During the first nine months of 1998, World Airways' business relied heavily on its contracts with Malaysian Airline System Berhad, Philippine Airlines, Inc., P.T. Garuda Indonesia and the U.S. Air Force. In 1998, these customers provided approximately 18%, 3%, 15% and 42%, respectively, of World Airways' revenues and 20%, 4%, 17% and 27%, respectively, of total block hours flown. In 1997, these customers provided approximately 23%, 34%, 13%, and 22%, respectively, of World Airways' revenues and 25%, 36%, 13%, and 14%, respectively, of total block hours flown.

C.       Overview of InteliData

         InteliData develops and markets products and services to assist financial institutions in their online home banking and electronic bill payment initiatives. The products are designed to assist consumers in electronically accessing and transacting business with their banks and credit unions and to assist financial institutions in connecting to and transacting business with third parties, including data processors and billers. Its products allow banks to offer home banking services through multiple front end delivery channels, including Web banking, PC banking, Intuit's Quicken, Microsoft Money and bank-sponsored software, using the banks' existing computer infrastructure. These products allow banks direct contact with their customers without dependence on third party processors or service bureaus. InteliData's services are primarily consulting and maintenance agreements to support its products.

       InteliData has been instrumental in creating many of the home banking and bill payment electronic delivery systems available and has a strong position in these markets. Its current customer base consists of approximately 25 financial institutions, including BancOne, BB&T, First Tennessee, Fleet Financial Group, KeyCorp, Merrill Lynch, Mid-Atlantic Corporate Federal Credit Union, National City/First of America, Summit Bancorp and Visa. InteliData believes that the total potential market for its existing products of approximately 450 banks offers significant opportunity for increased market penetration. InteliData may also develop additional products for this market, as well as other related markets.

         InteliData was formerly engaged in the business of designing, developing and marketing telecommunications products to support intelligent network services being developed and implemented by various telephone companies. In the second quarter of 1998, InteliData adopted a plan to dispose of its various telecommunications divisions through a sale or liquidation. Its caller ID inventory was sold in May 1998, and negotiations for the sale of some or all of the remaining telecommunications assets are being conducted with various parties.

         Now InteliData is focused completely on its online home banking and electronic bill payment software business. WorldCorp believes that, given InteliData's technological expertise and strong positions in rapidly developing markets, InteliData has considerable intermediate and long-term potential. However, because of the rapid pace of technological change and other factors, there can be no assurance that InteliData will realize this potential.

D.       Overview of Atlas

         Atlas was organized in December 1996 to acquire and operate specialty paper businesses. On December 30, 1996, Atlas acquired all of the common stock of Frye Acquisition, Inc. and, simultaneously, Atlas acquired, through its wholly-owned indirect subsidiary, Frye Copysystems, Inc. ("Frye Copysystems"), selected assets and assumed certain liabilities of Technicarbon Company, L.P. ("Technicarbon," which was merged with Frye Copysystems to form Fryetech, Inc. ("Fryetech")). On November 18, 1998, Atlas acquired Atlas Die, Inc. ("Atlas Die"), the leading manufacturer of consumable cutting dies in the United States.

         Atlas manufactures and supplies coated paper products, specialty inks and ribbons and consumable cutting dies to customers in the United States, Canada and numerous foreign markets. Atlas is headquartered in Boca Raton, Florida and Elkhart, Indiana, and currently has operating plants located in Dallas, Texas; Newburgh, New York; Indianapolis, Indiana; Palmer, Massachusetts; Elkhart, Indiana; Cucamonga, California; Chicago, Illinois; Charlotte, North Carolina; and Richmond, Virginia.

         It is expected that Atlas will continue to pursue acquisitions of specialty paper businesses.

E.       Management of WorldCorp

         Board of Directors

         Set forth below is certain information as to persons who currently serve as directors of WorldCorp.



William F. Gorog, 72                Mr. William F. Gorog has served as Chief Executive Officer of InteliData (and its predecessor,
                                    US Order) since May 1, 1990.  He was elected a director of WorldCorp in April 1989 and was elected Chairman of WorldCorp's Board of Directors in May 1993.  In April 1997, Mr. Andrews
                                    replaced Mr. Gorog as Chairman of the Board, and Mr. Gorog was elected Chairman of the
                                    Executive Committee of the Board.  From October 1987 until founding US Order in May 1990, he served as Chairman of the Board of Arbor International, an investment management firm.  From
                                    1982 to 1987, he served as President and Chief Executive Officer of Magazine Publishers of
                                    America, a trade association representing the principal consumer publications in the United
                                    States.  During the Ford Administration, Mr. Gorog served as Deputy Assistant to the President for Economic Affairs and Executive Director of the White House Council on International
                                    Economic Policy.  Prior to that time, he founded and served as Chief Executive Officer of Data
                                    Corporation, which developed the LEXIS and NEXIS information systems for legal and media research and which was subsequently sold to the Mead Corporation.

Patrick F. Graham, 58               Mr. Patrick F. Graham was appointed as President and Chief Executive Officer of WorldCorp in
                                    November 1997.  Mr. Graham has been a director of WorldCorp since October 1992.  Prior to joining WorldCorp, Mr. Graham was a director of Bain & Company, Inc., a management consulting firm based in Boston, Massachusetts.  Mr. Graham co-founded the firm in 1973.  In addition to his primary responsibilities with Bain clients, he has also served as Bain's Vice Chairman and
                                    Chief Financial Officer.  Prior to the start of Bain & Company, Mr. Graham was Group Vice
                                    President with the Boston Consulting Group.  His previous experience also includes positions with IBM, Ford Motor Company, and as a captain in the U.S. Army.  Mr. Graham received an M.B.A.
                                    with Distinction from Stanford University's Graduate School of Business.  He holds a B.A. from
                                    Knox College, where he graduated magna cum laude, was elected to Phi Beta Kappa and is currently on the Board of Trustees.  Mr. Graham also serves as a director of InteliData, World
                                    Airways and Atlas.


       Executive Officers

         The following table sets forth the names and ages of all executive officers of WorldCorp and all positions and offices within WorldCorp presently held by such executive officers:

Name                                Age              Position Held

Patrick F. Graham                   58               President and Chief Executive Officer (effective November 1997)






Mark F. Feldman                     47               Executive Vice President and Chief Restructuring Officer (effective as of
                                                              February 1, 1999).  President and Chief Executive Officer, Cold
                                                              Spring Group, Inc. (1993-Present) (reorganization and restructuring consulting); Various restructuring and corporate development engagements (case and litigation management) (1995-Present);
                                                              Director, SNL Securities, Inc. (1997-Present) (publisher of data bases and manager of a bank and thrift stock portfolio); Trustee,
                                                              Aerospace Creditors Liquidating Trust (1993-1997) (administered and liquidated assets).

W. Joseph Dryer                     43               Treasurer and Secretary (effective as of February 1, 1999).  President and
                                                              Chief Accounting Officer of Siena Holdings, Inc. since October 4,
                                                              1996; prior thereto, Senior Vice President from January 1995; also,
                                                              President and Director of Russian River Energy Co. from 1992 to 1994;
                                                              and President and Director of Geothermal Resources International,
                                                              Inc. since 1994; prior thereto, an officer since 1984.

         On February 1, 1999, WorldCorp entered into a modification of the pre-existing employment agreement of Patrick Graham. The modification was negotiated on behalf of WorldCorp by RRF, the holder of the largest amount of the Debentures, and reflects substantial concessions by Mr. Graham in light of WorldCorp's financial condition and Chapter 11 filing. It provides for him to be paid a base salary at a rate of $15,000 per month plus reimbursement for certain expenses, and to receive a $150,000 bonus upon consummation of the Plan. He shall also have the right to apply to the Bankruptcy Court for an additional bonus of up to $25,000 based upon his contributions to the Chapter 11 reorganization. In addition, he relinquished all of his unvested options to acquire shares of stock in WorldCorp, World Airways, and InteliData, but retained his 58,333 vested options to purchase shares of InteliData common stock from WorldCorp at $2.98 per share.

         The Plan provides for Mr. Gorog to receive a fee of $50,000 on the Effective Date if he remains a member of the Debtor's Board of Directors and the Chairman of its Executive Committee during the intervening period. Mr. Gorog is the only remaining outside director of the Debtor, and one of only two remaining directors of the Debtor. He has played and is expected to continue to play an important role in the Debtor's efforts to complete a successful restructuring. In light of the fact that the Debtor currently has no directors and officer liability insurance and is not in a position to indemnify its directors, Mr. Gorog would be taking a substantial personal risk by continuing to serve as a director during the Chapter 11 case. The Debtor, RRF and Sun Paper Advisors have agreed that a $50,000 fee, payable upon consummation of the Plan as an Administrative Expense, is appropriate as an incentive for Mr. Gorog to remain a director during the Chapter 11 case and to compensate him for taking that risk.


IV.      FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following section contains a summary of WorldCorp's financial condition and results of operations. This section is not intended to contain the information which would be required in the Management's Discussion and Analysis section of SEC filings. For a complete analysis of WorldCorp's, World Airways' and InteliData's financial results and Management's Discussion and Analysis, see the reports filed with the SEC on Forms 10-K and 10-Q. WorldCorp has not filed any quarterly SEC reports since filing a 10-Q on May 20, 1998 for the quarter ending March 31, 1998.

         A.       Risk Factors

         WorldCorp is a highly leveraged company. As a holding company, WorldCorp obtains all of its funds through its positions in Acquisition and InteliData, neither of which is likely to pay dividends in the foreseeable future. As of the filing date, WorldCorp had substantial parent company debt service obligations, which are described in detail under "Financial Developments." In addition, WorldCorp's principal assets are encumbered by liens, as described under "Liens on Shares."

         World Airways

         The following is a general description of the business and economic risk factors that may affect the business operations of World Airways. For a complete description of the risk factors, see the Form 10-K for the year ended December 31, 1997 filed with the SEC on March 31, 1998, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed with the SEC on November 16, 1998.

         World Airways operates in a challenging business environment. The market for outsourcing air passenger and cargo ACMI services is highly competitive. Certain of the passenger and cargo air carriers against which World Airways competes possess substantially greater financial resources and more extensive facilities and equipment than those which are now, or will in the foreseeable future become, available to World Airways. In addition, the air transportation industry is highly sensitive to general economic conditions. Since a substantial portion of passenger airline travel (both business and personal) is discretionary, the industry tends to experience severe adverse financial results during general economic downturns and can be adversely affected by unexpected global political developments. In addition, World Airways' business has been significantly affected by seasonal factors. During the first quarter, World Airways typically experiences lower levels of utilization and yields due to lower demand for passenger and cargo services relative to other times of the year. World Airways experiences higher levels of utilization and yields in the second quarter, principally due to peak demand for commercial passenger services associated with the annual Hadj pilgrimage. In 1998, World Airways' flight operations associated with the Hadj pilgrimage occurred from February 28 to May 12. Because the Islamic calendar is a lunar-based calendar, the Hadj pilgrimage occurs approximately 10 to 12 days earlier each year relative to the Western (Gregorian) calendar. As a result, revenues resulting from future Hadj pilgrimage contracts to the extent World Airways operates under such contracts will continue to shift from the second quarter to the first quarter over the next several years.

         As is common in the air transportation industry, World Airways has relatively high fixed aircraft costs. World Airways operates a fleet of eight MD-11 and four DC10-30 wide-body aircraft, and while World Airways believes that the lease rates on its MD-11 aircraft are favorable relative to lease rates of other MD-11 operators, World Airways' MD-11 aircraft have higher lease costs (although lower operating costs) than its DC10-30 aircraft. Therefore, achieving high average daily utilization of its aircraft (particularly its MD-11 aircraft) at attractive yields is an important factor in World Airways' financial results. In addition to fixed aircraft costs, a portion of World Airways' labor costs are fixed due to monthly minimum guarantees to cockpit crew members and flight attendants. Factors that affect World Airways' ability to achieve high utilization in its ACMI business include the compatibility of World Airways' aircraft with customer needs and World Airways' ability to react on short notice to customer requirements (which can be unpredictable due to changes in traffic rights, aircraft delivery schedules and aircraft maintenance requirements). Other factors that affect the ACMI business include particular domestic and foreign regulatory requirements, as well as a trend toward aviation deregulation which is increasing the number of alliances and code share arrangements.

         Although World Airways' customers bear the financial risk of filling World Airways' aircraft with passengers or cargo, World Airways can be affected adversely if its customers are unable to operate World Airways' aircraft profitably, or if one or more of World Airways' customers experience a material adverse change in their market demand, financial condition or results of operations. Under these circumstances, World Airways can be adversely affected by receiving delayed or partial payments or by receiving customer demands for rate and utilization reductions, flight cancellations, and/or early termination of their agreements.

         World Airways derives a significant percentage of its revenues and block hours from its operations in the Pacific Rim region. Any further economic decline or any military or political disturbance in this area may interfere with World Airways' ability to provide service in this area.

In 1997, the effects of the adverse economic conditions in Malaysia, Indonesia and other countries in the Asia Pacific Region included a national liquidity crisis, significant depreciation in the value of the ringgit and the rupiah, higher domestic interest rates, reduced opportunity for refinancing or refunding of maturing debts, and a general reduction in spending throughout the region. These conditions and similar conditions in other countries in the Asia Pacific Region have had and could continue to have a material adverse effect on the operations of World Airways.

         InteliData

         The following is a general description of the business and economic risk factors that may affect the business operations of InteliData. For a complete description of the risk factors, see the Form 10-K for the year ended December 31, 1997 filed with the SEC on March 31, 1998, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed with the SEC on November 16, 1998.

         InteliData's future growth and profitability will depend, in part, upon consumer acceptance of electronic home banking. Even if this market experiences substantial growth, there can be no assurance that InteliData's products and services will be commercially successful or benefit from such growth. Much of InteliData's success in the home banking market depends on financial institutions' success in marketing to the consumer. There can be no assurance of the timing of introduction of, necessary regulatory approvals for, or market acceptance of these services and applications.

         InteliData may experience fluctuations in quarterly operating results due to a variety of factors, some of which are beyond InteliData's control. These include the size and timing of customer orders, changes in InteliData's pricing policies or those of its competitors, new product introductions or enhancements by competitors, delays in the introduction of new products or product enhancements by InteliData or by its competitors, customer order deferrals in anticipation of upgrades and new products, market acceptance of new products, the timing and nature of sales, marketing, and research and development expenses by InteliData and its competitors, other changes in operating expenses, personnel changes and general economic conditions.

         InteliData's business activities are concentrated in a field characterized by rapid and significant technological advances. There can be no assurance that InteliData will remain competitive technologically or that InteliData's products, processes or services will continue to be reflective of such advances. Failure to introduce new products or product enhancements that achieve market acceptance on a timely basis could materially and adversely affect InteliData's business, operating results and financial condition.

       Atlas

                  Consumable Cutting Dies

         While Atlas serves over 1,500 customers in a variety of end markets and geographies, a limited number of customers account for a large portion of net sales. The loss of one or several of these important customers would have an adverse impact on Atlas. There can be no assurance that Atlas will be successful in retaining such customers or in replacing any lost sales as a result of their loss.

         Technological advances and significant capital requirements characterize the steel rule die industry. Atlas' success will be dependent on its ability to continue to implement product innovations and to make appropriate investments in capital equipment. Although Atlas has been a front runner with respect to technological advances in this industry, there can be no assurance that it will be able to continually enhance and improve its existing and proposed products and processes. There can be no assurance that Atlas will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render Atlas' products and technology less marketable or that Atlas will be able to successfully enhance its products or technology or adapt them satisfactorily.

         Atlas purchases substantially all of its raw die board from one source. Although Atlas believes that the vendor will continue to supply sufficient quantities of quality die board, in the event this source is unable to produce die board in adequate quantities within a reasonable period of time, or at all, delays in securing alternative sources would have a material adverse effect on Atlas' operations.

                  Carbon Paper Products

         The carbon paper products industry is mature and has experienced unit declines since the mid-1970's. The unit declines are a result of a decrease in demand for business forms in general since the advent of the personal computer coupled with advancements in carbonless paper. While management believes there will continue to be strong demand for carbon paper products for the foreseeable future, especially for niche applications requiring carbon paper, there can be no assurance that demand for these products will continue as expected. Atlas' subsidiary FryeTech intends to diversify its product base through the introduction of new products. However, there can be no assurance that FryeTech will be successful in its efforts to introduce such products.

         FryeTech's competitors are comprised of a limited number of small "mom and pop" regional plants that have placed increasing pressure on the price of carbon paper products. Most of these competitors benefited from the merger of Frye Copysystems and Technicarbon, the predecessors of FryeTech, because many customers sought alternatives to one large supplier. These factors contributed to the reduction of FryeTech's gross margins and sales volumes and there can be no assurance that such forces will not continue to adversely effect FryeTech's financial performance.

         FryeTech's two major components of raw material are tissue paper and ink. FryeTech currently purchases its paper supplies from a limited number of paper manufacturers. Although FryeTech's supply of tissue paper has been adequate to meet its production demands, there can be no assurance that sufficient supplies of this critical component will be available to FryeTech on a timely basis, at reasonable prices or on favorable terms.

         B.       Results of Operations

World Airways

         Nine Months Ended September 30, 1998 and 1997

         Total block hours decreased 7,640 hours, or 22%, to 27,427 hours in 1998 from 35,067 hours in 1997, with an average of 12 available aircraft per day in 1998 compared to 13.2 in 1997. This decrease is due to one less MD-11 aircraft and one less short-term DC10-30 aircraft in 1998 versus 1997 as well as low cargo wet lease aircraft utilization in 1998 in comparison to high utilization on four aircraft flying for Philippine Airlines in 1997. Average daily utilization (block hours flown per day per aircraft) was 8.4 hours in 1998 and 9.7 hours in 1997. In 1998, wet lease contracts accounted for 70% of total block hours, a decrease from 83% in 1997 due to continuous air mobility command flying in 1998 versus redeployment to Garuda Indonesia for Hadj flying in 1997 as well as the end of the Philippine Airlines contract in February 1998.

         Operating Revenues. Total operating revenues decreased $32.3 million, or 13.4% to $208.3 million in 1998 from $240.6 million in 1997. This decrease corresponds primarily to a decrease in block hours flown in 1998 compared to 1997, partially offset by a shift in business during 1998 with an increase in full service operations from wet lease operations.

         Operating Expenses. Total operating expenses decreased $12.9 million, or 5.8%, in 1998 to $210.3 million from $223.2 million in 1997.

         Flight operations expenses include all expenses related directly to the operation of the aircraft other than aircraft cost, fuel and maintenance. Also included are expenses related to flight operations administration. Flight operations expenses decreased $1.2 million, or 2.2%, in 1998 to $53.7 million from $54.9 million in 1997. This decrease resulted from no profit sharing bonus plan accrual in 1998 and a decrease in the cockpit headcount partially offset by an increase in flight attendant costs and passenger food due to a shift to full service flying.

         Maintenance expenses decreased $4.8 million, or 9.6%, in 1998 to $44.7 million from $49.5 million in 1997. This decrease resulted primarily from a decrease in the number of aircraft from 13.7 to 12 and a reduction in hours flown, partially offset by an additional maintenance accrual of $1.4 million relating to an engine overhaul in the first quarter of 1998. The Company's maintenance expense has increased on an hourly basis due to escalations in the specified rates per hour under the Company's maintenance agreement and its aging engines.

         Aircraft costs decreased $6.0 million, or 8.6%, in 1998 to $63.7 million from $69.7 million in 1997. This decrease reflects the return of one short-term DC10-30 aircraft, two Pratt

& Whitney engines and one MD-11 aircraft in 1997, and a decrease in aircraft insurance as a result of a reduction in insurance policy rates, partially offset by a one-time rent credit received in 1997.

         Fuel expenses increased $2.4 million, or 18.6%, in 1998, to $14.9 million from $12.5 million in 1997. This increase is due primarily to an increase in full service block hours flown offset by a decrease in average fuel prices.

         Promotions, sales and commissions decreased $0.3 million in 1998, or 3.4%, to $7.4 million from $7.7 million in 1997. This decrease resulted primarily from the end of a Philippine Airlines contract in February 1998 partially offset by expenses incurred in connection with increased revenues relating to increased Air Mobility Command flying.

         Depreciation and amortization decreased $0.3 million, or 3.3%, in 1997 to $6.4 million from $6.7 million in 1997. This decrease resulted primarily from a decrease in both the depreciation of DC-10 leasehold improvements and amortization of other assets, offset by an increase in the depreciation of DC-10 and MD-11 engines.

         General and administrative expenses decreased $1.1 million, or 5.9%, in 1998 to $18.5 million from $19.6 million in 1997. This decrease was primarily due to a reduction in wages and fringes, legal expenses, property tax accruals and FAA fine accruals offset by an increase in general insurance.

         Interest expense increased $2.2 million in 1998 to $5.6 million from $3.4 million in 1997. This increase resulted primarily from the issuance of $50.0 million of 8% senior subordinated debentures on August 26, 1997.

InteliData

         Nine months ended September 30, 1998 and 1997

         Revenues. InteliData's revenues for the first nine months of 1998 were $7,347,000 compared to $10,043,000 in 1997, a decrease of 27% or $2,696,000. The decrease is attributed primarily to a significant change in the product mix, and the decline in software, consulting and lease revenues, offset in part by the increase attributed to Visa royalties. InteliData sold $416,000 in home banking related software during the first nine months of 1998 compared to $775,000 in software revenues in the same period in 1997. Consulting and services revenues aggregated $626,000 in the first nine months of 1998 for services associated with installations, special projects and feasibility studies for potential financial institution and banking clients. During the same period in 1997, InteliData aggregated $973,000 in customer support revenues, which were remarketed by Visa InterActive to Visa member banks. Leasing and other revenues aggregated $6,305,000 in the first nine months of 1998 compared to $8,295,000 in the first nine months of 1997. During the first nine months of 1998, revenues from leasing and other operations consisted of $4,241,000 from customers within its lease base, $189,000 in revenues from maintenance contracts related to the sale of software, and $1,875,000 from deferred royalty revenues related to an agreement whereby InteliData was prepaid certain royalties in the fourth quarter of 1997.

During the same period in 1997, InteliData recognized $7,008,000 from customers within its lease base and $1,287,000 from monthly service fees for bill pay operations. The number of active records in InteliData's installed lease base historically decreases at a rate of approximately 30% per year. InteliData expects this trend to continue and expects leasing to become a less significant portion of revenues as its software products gain market share.

         Cost of Revenues. InteliData's cost of revenues for the first nine months of 1998 were $1,825,000 compared to $5,922,000 in 1997, a decrease of 69% or $4,097,000. InteliData did not recognize any cost of sales associated with the sale of software during the first nine months of 1998 compared to $223,000 in costs associated with software sales in the same period in 1997. InteliData did not recognize any cost of sales associated with the sale of software during the first nine months of 1998 because costs associated with software revenues were expensed to operations during the period of development. Consulting and services cost of revenues aggregated $196,000 in the first nine months of 1998 for services associated with installations, special projects and feasibility studies for potential clients. During the same period in 1997, InteliData aggregated $860,000 in cost of revenues for customer support revenues, which were remarketed by Visa InterActive to Visa member banks. Cost of revenues associated with leasing and other operations aggregated $1,629,000 in the first nine months of 1998 compared to $4,839,000 in the same period of 1997. During the first nine months of 1998, InteliData recognized cost of revenues aggregating $1,629,000 for its lease base. During the same period in 1997, InteliData recognized cost of revenues aggregating $3,920,000 from customers within its lease base and $919,000 from monthly service fees for bill pay operations. The decrease in cost of revenues for InteliData's lease base from the first nine months of 1997 to the first nine months of 1998 was attributed primarily to the lease base becoming fully depreciated in the first quarter of 1998 and a decrease in the number of active lease customers.

         Overall gross profit margins increased to 75% for the first nine months of 1998 from 41% for the same period in 1997. The large increase in gross profit margins was attributed primarily to a shift in the source of revenues for the Company and the full depreciation of the Company's lease base. InteliData anticipates that gross profit margins may fluctuate in the future due to changes in product mix, competitive pricing pressure, the introduction of new products and changes in the volume and terms of leasing activity.

         General and Administrative. General and administrative expenses were $4,861,000 for the first nine months of 1998 as compared to $6,221,000 in the first nine months of 1997. The decrease of $1,360,000 was attributed primarily to unusual and nonrecurring charges for bad debts of $541,000, facilities expenses of $83,000, staff reductions of $78,000 and estimated legal expenses of $68,000 recorded as part of InteliData's overhead in the third quarter of 1997. Exclusive of these charges, general and administrative expenses decreased $590,000 from the same period in the prior year. The decrease was attributed to a reduction in headcount and other comprehensive cost reduction measures implemented by InteliData. Throughout the year, InteliData expects to control general and administrative expenses and plans to continually assess its operations in managing the continued development of infrastructure to handle anticipated business levels.

         Selling and Marketing. Selling and marketing expenses increased to $2,001,000 for the first nine months of 1998 from $1,216,000 for the same period last year. The large increase is primarily attributed to unusually low selling and marketing expenses in the first quarter of 1997. Considering the change in InteliData's strategic direction in the third quarter of 1997, InteliData began investing in selling and marketing programs. InteliData is continually expanding its marketing efforts in promoting its products. The increase of 65% or $785,000 from the same period last year is attributed primarily to the change in strategic direction in the third quarter of 1997 and increased direct selling costs related to the introduction of new products to financial institutions.

         Research and Development. Research and development costs were $2,013,000 in the first nine months of 1998 compared to $3,423,000 for the same period in 1997. The decrease of $1,410,000 was largely attributable to cost saving measures relating to personnel costs and more focused research and development efforts.

         Other Income. Other income, primarily investment income, was $718,000 for the first nine months of 1998 compared to $1,155,000 for the same period in the prior year. The decrease of $437,000 was attributed to decreased cash, equivalents and short-term investment balances for the first nine months of 1998 compared to the first nine months of 1997. The decrease in cash, equivalents and short-term investment balances was related to the funding of InteliData's working capital and operations.

         Discontinued Operations. During the second quarter of 1998, InteliData adopted a plan to dispose of its various telecommunications divisions through a sale or liquidation. InteliData's Caller ID adjunct inventory was sold in May 1998. Negotiations for the sale of some or all of the remaining telecommunications assets are being conducted with various parties. At September 30, 1998, the net assets of discontinued operations, consisting primarily of inventories, trade receivables, equipment, warehouse facilities and liabilities expected to be assumed by others have been reclassified as current assets at the estimated net realizable value.

         Revenues from discontinued operations were $25,067,000 and $40,092,000 for the nine months ended September 30, 1998 and 1997, respectively. Included within the loss on disposal was a loss for discontinued operations aggregating $5,081,000 for the period from the measurement date, June 1, 1998, to September 30, 1998. Also included in the loss on disposal is a pretax provision of $5,412,000 for estimated operating losses during the phase-out period, which is expected to be from June 1, 1998 through March 31, 1999. Loss from discontinued operations is net of income tax benefits associated with the operations of the telecommunications divisions of $1,422,000.

         Weighted Average Outstanding Shares and Basic and Diluted Loss Per Common Share. The basic and diluted weighted average shares decreased to 31,397,000 for the first nine months of 1998 compared to 31,711,000 for the first nine months of 1997. The decrease resulted primarily from the purchase of treasury shares during the third quarter of 1997 and the cancellation of certain shares of common stock in the first quarter of 1998; partially offset by an increase in shares issued in accordance with the 1996 Incentive Plan. As a result of the foregoing, basic and diluted loss per common share from continuing operations was $(0.08) for the first nine months of 1998 compared to $(0.18) for the first nine months of 1997; basic and diluted loss per common share was$(0.99) for the first nine months of 1998 compared to $(2.58) for the first nine months of 1997.

Atlas

         Three and nine months ended September 30, 1998 and 1997

         The following represents the results of operations for Atlas for the three and nine months ended September 30, 1998 and 1997. Atlas, through a wholly-owned subsidiary, purchased all of the outstanding stock of Atlas Die on November 18, 1998. Accordingly, the results of operations for Atlas Die are not included in the amounts discussed below. The transaction will be accounted for using the purchase method of accounting.

         Net sales for the three and nine months ended September 1998 decreased $4.1 million and $14.0 million to $7.7 million and $24.1 million compared to the same period of the preceding period, respectively. The decline can be attributed to the overall decrease in industry-wide unit demand, volume losses to competition partially as a result of negative publicity with respect to WorldCorp's financial position, and generally lower prices. Average weekly sales during 1998 have been relatively stable as a result of the recovery of certain customers during the current year.

         Gross margin in both the three and nine months ended September 30, 1998 amounted to 36% as compared to 39% for the same periods of 1997. The decrease is primarily related to lower selling prices required to retain customers.

         Selling, general and administrative expenses decreased 65% and 54% to approximately $219,000 and $1,050,000 for the three and nine months ended September 30, 1998, respectively, from $627,000 and $2,298,000 for the same periods of 1997. The reductions are generally a result of staff reductions, the reduction of management bonuses and lower corporate office costs.

         Goodwill amortization increased $2.8 million to $5.9 million during the nine months ended September 30, 1998 as compared to the same period of the preceding year representing a change in the amortization period that was implemented in August 1997.

         C.       Financing Developments

         WorldCorp has issued $65.0 million in aggregate principal amount of Debentures pursuant to the Debenture Indenture. The Debentures are convertible into WorldCorp common stock at $11.06 per share, subject to adjustment in certain events, and bear an annual interest rate of 7%. Semi-annual interest payments are due on May 15 and November 15. WorldCorp did not make the interest payments due May 15, 1998 and November 15, 1998, which constituted Events of Default under the Indenture. The terms of the Debenture Indenture prohibit WorldCorp from paying dividends to its shareholders following the occurrence of any events of default by WorldCorp under the Indenture. The Debenture Indenture also restricts WorldCorp's ability to make other distributions with respect to its common stock.

         On August 29, 1996, WorldCorp entered into a bridge loan (the "Bridge Loan") with a financial institution pursuant to which WorldCorp borrowed $25.0 million and subsequently retired its then existing 13- 7/8% Subordinated Notes of the same amount. The Bridge Loan was due September 29, 1997 and earned interest of LIBOR plus 2.5%, payable monthly. On September 30, 1996, WorldCorp issued Senior Subordinated Notes totaling $10.0 million, the proceeds of which were used to retire $10.0 million of the Bridge Loan in October 1996. The remaining balance on the Bridge Loan of $15.0 million was repaid in September 1997.

         As described above, WorldCorp prepaid $5.0 million of the Senior Subordinated Notes pursuant to mandatory prepayment obligations under the Indenture governing the Senior Subordinated Notes (the "Senior Indenture"). There is $5 million of principal remaining outstanding under the Senior Subordinated Notes.

         On February 21, 1998 and April 8, 1998, World Airways loaned WorldCorp $1.75 million and $0.25 million, respectively ("World Airways Secured Loan"), which was used by WorldCorp to pay debt obligations. The loan was initially collateralized by 1,000,000 shares of World Airways common stock owned by WorldCorp, bore interest at prime plus 2.5% and was due on April 28, 1998. WorldCorp failed to make the required payment on April 28, 1998. After WorldCorp failed to make the required payment on April 28, 1998, WorldCorp and World Airways entered into, and subsequently completed, negotiations to restructure the World Airways Secured Loan. The restructured loan accrues interest from April 28, 1998 at 12% and was collateralized with 1,860,396 shares of InteliData common stock and 500,000 shares of World Airways common stock. If WorldCorp reduces the loan principal, World Airways will return a pro rata amount of the collateral. On June 25, 1998, World Airways redeemed 150,000 of the pledged shares of World Airways common stock for a credit equal to $4.55 per share that was applied to payment of accrued interest, expenses, and reduction of principal. On August 25, 1998, World Airways sold 245,000 of the pledged InteliData shares and applied the proceeds to payment of accrued interest and reduction of principal. As of November 30, 1998, the outstanding balance of the loan totaled $1,333,639, consisting of $1,217,850 of principal and $32,432 of accrued interest and $83,357 of expenses related to the loan. In addition, World Airways claims that it is owed $399,674 for unsecured intercompany charges at November 30, 1998.

         D.       Dividend Policy

         WorldCorp has never paid any dividends and does not plan to do so for the foreseeable future. The Senior Indenture governing the Senior Subordinated Notes, and the Indenture governing WorldCorp's Debentures, in certain circumstances, restrict WorldCorp from paying dividends or making distributions on its common stock. As a holding company, WorldCorp receives all of its funds through its ownership positions in Acquisition and InteliData, neither of which intends to pay dividends in the foreseeable future. In addition, the ability of Acquisition and its subsidiaries, World Airways and Atlas, to pay dividends is currently restricted under borrowing arrangements.

         E.       Income Taxes

         As of December 31, 1997, WorldCorp has net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $63.0 million. There can be no assurance that the operations of the Reorganized Debtor will generate taxable income in future years so as to allow the Reorganized Debtor to realize a benefit from its NOLs. The NOLs are also subject to examination by the Internal Revenue Service ("IRS") and thus, are subject to adjustment or disallowance resulting from any such IRS examination. The ability to use the NOLs to offset income generated by Acquisition and its subsidiaries depends on the ability of WorldCorp to file a consolidated federal income tax return that includes Acquisition and its subsidiaries. WorldCorp would not be able to file such a consolidated return if any of the Atlas Stockholder Warrants or Series A Warrants were exercised. In addition, the occurrence of an ownership change with respect to the Debtor, as defined in section 382 of the Internal Revenue Code, would result in an annual limitation on the utilization of NOLs by the Debtor.

         As a result of certain transactions with MHS in 1994, World Airways is no longer consolidated with WorldCorp for income tax purposes. As of December 31, 1997, World Airways had NOLs for federal income tax purposes of $92.2 million, which are only available to offset future federal taxable income of World Airways. Of this amount, $27.8 million is subject to a $6.9 million annual limitation resulting from an ownership change, pursuant to the Internal Revenue Code of 1986, as amended, which occurred in 1991. In addition, future transactions in the stock of the Reorganized Debtor, World Airways or World Airways' stockholders could cause an additional ownership change at World Airways, which could result in a substantial reduction in the annual limitation in the use of World Airways' NOLs and the loss of a substantial portion of the NOLs available to World Airways.

V.       LEGAL AND ADMINISTRATIVE PROCEEDINGS

         World Airways has periodically received correspondence from the Federal Aviation Administration ("FAA") with respect to minor noncompliance matters. In November 1996, as the FAA increased its scrutiny of U.S. airlines, World Airways was assessed a preliminary civil fine of $810,000 in connection with certain security violations by ground handling crews contracted by World Airways for services at foreign airport locations. Under 49 U.S.C., Section 46301, any violation of pertinent provisions of 49 U.S.C. Subsection 40101 or related rules is subject to a civil penalty for each violation. Upon review of the evidence or facts and circumstances relating to the violation, the statute allows for the compromise of proposed civil penalties. The penalties were proposed by the FAA in connection with inspections at foreign airport facilities in 1996 and relate primarily to ground handling services provided by World Airways' customers in connection with their operations; specifically, the inspection procedures of its aircraft, passengers and associated cargo. In each of these instances, World Airways was in compliance with international regulations, but not the more stringent U.S. requirements, despite the fact that the flights in question did not originate or terminate in the United States. World Airways has taken steps to comply with the U.S. requirements. In September 1997, World Airways entered into a consent order and settlement agreement with the FAA in connection with the above-mentioned alleged violations. Pursuant to this agreement, the World Airways is liable for the sum of $610,000, of which $405,000 was paid in September 1997. The remaining

$205,000 was suspended and will be forgiven if the World Airways complies with the provisions of the settlement agreement, including a covenant to avoid any security violations during the one-year period following the execution of the settlement agreement. While World Airways believes it is currently in compliance in all material respects with all appropriate standards and has all required licenses and authorities, any material non-compliance by World Airways therewith or the revocation or suspension of licenses or authorities could have a material adverse effect on the financial condition or results of operations of World Airways.

         In connection with the discontinuance of World Airways' scheduled service operations, World Airways is subject to claims by various third parties and maybe subject to further claims in the future. A claim has been filed in Germany against the World Airways by a tour operator seeking approximately $3.5 million in compensation related to the cancellation of a summer program in 1996. World Airways believes it has substantial defenses to this action, although no assurance can be given of the eventual outcome of this litigation.

         In addition, World Airways is party to routine litigation and administrative proceedings incidental to its business, none of which is believed by World Airways to be likely to have a material adverse effect on the financial condition and results of operations of World Airways.

VI.      PROJECTED FINANCIAL INFORMATION

         The following tables in this section set forth for WorldCorp projected Consolidated Balance Sheets, Cash Flow Statements and Income Statements for the years ending 1998 (pro forma), 1999, 2000 and 2001.

         A.       Basis of Presentation

         The projected financial information in the following tables presents the effect of the Plan and is based upon assumptions that, when reviewed on an overall basis, the proponents of the Plan consider reasonable. However, the estimates and assumptions underlying the projected financial information are subject to significant external economic factors, and other uncertainties and contingencies beyond WorldCorp's control. These projections involve judgments based upon past performance and industry trends, which have not necessarily been indicative of future performance or trends. Consequently, there can be no assurance that the projected financial results can be realized, or that actual results will not be higher or lower than those presented.

         The projections herein contained are being set forth solely as part of the submission of the Plan for approval. It has not been WorldCorp's practice to make such projections publicly available, and it does not plan to change this practice following the Effective Date.

         The projected financial information should be reviewed in conjunction with the most current Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K of WorldCorp, World Airways and InteliData.

         B.       Assumptions About Projected Financial Information

         Operating Assumptions

         It should be noted that past results have not necessarily been consistent with WorldCorp management projections and that there are a variety of factors that may make it impossible for WorldCorp to achieve the results on the projections.

         General

         The projections assume that World Airways is consolidated for reporting purposes for the entire four years, and were prepared as if both wholly-owned subsidiaries of Atlas -- FryeTech and Atlas Die -- had been owned by WorldCorp and all debt associated with such acquisitions had been incurred by WorldCorp effective January 1, 1998. The projections also were prepared as if the Plan had become effective as of January 1, 1998. The projections exclude any one-time merger expenses related to the acquisitions of Atlas, or its purchase of Atlas Die, or any costs associated with the proposed bankruptcy filing and restructuring.

         Sales

         The projections assume that slow growth at both World Airways and Atlas Die offset the modest declines at FryeTech, resulting in total sales growth of 2.0%, 1.7% and 2.2% in 1999, 2000 and 2001 respectively. The forecast also assumes that no aircraft are added to or removed from World Airways' fleet, and that Atlas does not complete any new acquisitions or pursue any new product or market opportunities.

         Expenses

         The projections include all cash operating expenses of World Airways, and all cash cost of sales and operating expenses of Atlas. The forecast also includes operating expenses at WorldCorp (pro forma for the proposed bankruptcy restructuring for 1998, as opposed to WorldCorp's actual expenses for the year).

         Depreciation and Amortization

         The projections include all depreciation and goodwill amortization at World Airways and WorldCorp, including Atlas. Depreciation and amortization is expected to be approximately the same in 1998, 1999, 2000 and 2001.

         Operating Income

         The projections assume increased operating income based primarily on significantly improved performance at World Airways and a stable level of profitability at Atlas. The forecast assumes World Airways incurs operating losses in both fiscal 1998 and 1999, but a modest operating profit in fiscal 2000 and 2001. The forecast is based on the assumption that World Airways achieves improved margins due to modest sales growth and expense reductions in 1999, 2000 and 2001.

         Interest Expense

         The projections assume the acquisition of Atlas and its purchase of Atlas Die, both as of January 1, 1998. Consequently, the forecast includes the interest on all debt required to finance such transactions (which declines each year due to amortization of the principal), as well as the interest on the notes issued by Acquisition to the Atlas Stockholders. The projections include the interest on WorldCorp's Debentures (which increase each year due to the pay-in-kind feature, partially offset by principal and interest repayments) and on the RRF Loan (which declines due to the amortization of the principal). World Airways interest expense is expected to be approximately the same in 1998, 1999, 2000 and 2001.

         Income Taxes

         The projections assume that there are no income taxes at either WorldCorp or World Airways due to the NOLs available at both companies. However, WorldCorp as the parent of a Federal consolidated group (which, as discussed above, does not include World Airways) will be subject to alternative minimum taxes.

         Minority Interest

         The projections include a provision for the share of profits or losses in World Airways and in Acquisition attributable to the minority stockholders.

         Net Income

         The projections assume no gain or loss on the sale of InteliData stock or equity earnings or losses attributable to such investment.

         C.       Projected Consolidated Balance Sheet

                                                   WorldCorp, Inc.
                                             Consolidated Balance Sheet
                                                   ($ in millions)


                                                 Pro Forma                        Projections
                                               --------------     -----------------------------------------------

ASSETS                                              1998              1999             2000              2001
                                                   ------            ------           ------            ------

Current Assets                                       45.7              45.5              45.1             44.9

Property, Plant & Equipment, net                     79.6              75.1              70.9             65.7

Investment in InteliData                              2.1               2.0               2.0              2.0

Other Assets                                         63.5              62.8              62.0             59.9
                                                  -------           -------           -------          -------

Total Assets                                        191.0             185.4             180.0            172.5
                                                  =======           =======           =======          =======


LIABILITIES & EQUITY



Current Liabilities                                  53.5              53.9              53.1             51.5


Atlas Bank Loan                                      40.0              33.3              26.7             20.0

RRF Loan                                              7.8               5.6               3.2              0.4

Accrued Interest Notes                                5.1               5.5               5.9              6.4

Modified Debentures                                  65.4              71.4              76.7             82.4

Atlas Stockholder Notes                              16.0              16.4              16.9             17.2

Airways Debt                                         79.0              83.5              79.4             74.2
                                                  -------           -------           -------          -------
Total Long-Term Debt                                214.3             215.7             208.7            200.6
                                                  =======           =======           =======          =======


Other Long-Term Liabilities                          24.3              23.6              23.0             22.5

Minority Interest                                    (9.7)            (13.7)            (12.4)           (11.1)

Stockholders' Equity                                (91.5)            (93.7)            (92.5)           (91.0)
                                                 ---------         ---------         ---------        ---------

Total Liabilities & Equity                          191.0             185.4             180.0            172.5
                                                 ========          ========          ========         ========


         D.       Projected Consolidated Income Statement

                                                   WorldCorp, Inc.
                                              Consolidated Income Sheet
                                                 ------------------
                                                  ($ in millions)


                                                 Pro Forma                        Projections
                                               -------------      ------------------------------------------------

                                                    1998              1999             2000             2001
                                                   ------            ------           ------           ------

Sales1/                                            339.2             346.1             352.1            359.9

Expenses                                           322.1             321.9             319.3            326.9

Deprec. and Amort.                                  12.2              12.9              13.6             14.4
                                                   ------            ------            ------           ------


Operating Income                                     4.9              11.3              19.2             18.6

Interest Expense                                    17.2              18.4              17.4             16.3



___________________________

2

                                                 Pro Forma                        Projections
                                               -------------      ------------------------------------------------
Sales                                              1998              1999             2000             2001
                                                  ------            ------           ------           ------
Airways                                            281.7             290.2             298.9            307.8

Atlas                                               57.4              56.0              53.2             52.0
                                                 -------           -------           -------          -------
Total Sales                                        339.2             346.1             352.1            359.9

% Change                                                               2.0%              1.7%             2.2%


Pretax Income                                      (12.3)             (7.1)              1.8              2.3

Income Taxes                                        --                --                --               --

Minority Interest                                   (7.6)             (4.8)              0.5              0.8

Net Income                                          (4.7)             (2.2)              1.3              1.5
                                                  ========          ========           ======           ======

        E.        Projected Consolidated Cash Flow Statement

                                                   WorldCorp, Inc.
                                          Consolidated Cash Flow Statement
                                        -----------------------------------
                                                   ($ in millions)


                                                 Pro Forma                        Projections
                                               -------------      ------------------------------------------------
Sources and (Uses) of Cash:                         1998              1999             2000              2001
                                                    ----              ----             ----              ----
Net Income                                          (4.7)             (2.2)              1.3              1.5

Deprec. and Amort.                                  12.2              12.9              13.6             14.4

Change in Other Assets                              (0.7)              0.7               2.9              -

Minority Interest                                   (7.6)             (4.8)              0.5              0.8

PIK Interest [Modified Debentures                    5.0               5.4               5.7              6.1
and Accrued Interest Notes]

Airways Debt Borrowings                              --                4.5                --               --
                                                   -------           --------           ------           ------

Sources of Cash                                      4.2              16.4              24.0             22.7



Change in Other Assets & Liabilities                 3.2               -                (0.1)            (0.1)

Capital Expenditures                                 3.7               6.2               7.2              7.2

Frye Seller Notes                                   -                    -               0.6                -

Munskjo Payments                                     0.5               0.5               0.5              0.5

Required Bank Debt Amort.                            2.5               6.7               6.7              6.7

PIK Interest WCA Notes                               -                (0.4)             (0.4)            (0.3)

Airways Debt Repayments                              -                 -                 -                -

RRF Loan Repayment                                  -                  2.2               2.4              2.8
                                                  -------            ------            ------           ------
Uses of Cash                                         9.9              15.1              17.0             16.8
                                                  =======            ======            ======           ======
Free Cash Flow                                      (5.6)              1.2               7.1              5.9


VII.     THE CHAPTER 11 CASE

         A.       Events Leading to the Debtor's Chapter 11 Filing

         WorldCorp is a highly leveraged holding company. As a holding company, WorldCorp derives all of its revenues from its positions in Acquisition and InteliData.

         Prior to April 20, 1998, WorldCorp had outstanding secured debt of $2.0 million under the World Airways Secured Loan, and unsecured debt of $5.0 million plus accrued and unpaid interest under the Senior Subordinated Notes, $65.0 million plus accrued and unpaid interest under the Debentures, and a relatively small amount of intercorporate and trade debt. WorldCorp's principal assets consisted of 3,702,586 shares of World Airways common stock, of which 1,000,000 were pledged to World Airways to secure the World Airways Secured Loan, and 9,179,273 shares of InteliData common stock. WorldCorp's remaining shares of World Airways Common Stock and all of its shares of InteliData common stock were unencumbered and available for sale by WorldCorp as necessary to meet its cash needs.

         On April 20, 1998, WorldCorp entered into a transaction pursuant to which it contributed all of its World Airways common stock (equivalent to 51.2% of World Airways) to, and became the 80% owner of, Acquisition, a newly created holding company established to own the World Airways common stock and 100% of Atlas. This transaction was essentially a leveraged buyout of Atlas in that consideration for the transaction included the issuance to the Atlas Stockholders of $16 million of Acquisition debt and an Earn-Out under which the Atlas Stockholders would be entitled to receive from Acquisition an amount equal to the first $10 million EBITDA (as defined in the Earn-Out) of Atlas during the period ending August 31, 2002, plus 50% of EBITDA in excess of $10 million of Atlas during that period. The debt and Earn-Out payable to the Atlas Stockholders were fully guaranteed by WorldCorp and collateralized by, among other things, any and all of the stock owned by Acquisition in InteliData, World Airways and Atlas, and any and all of the stock owned by WorldCorp in Acquisition, Atlas, World Airways and InteliData.

         The purpose of the Atlas transaction was to secure for WorldCorp a steady source of positive cash flow. Atlas owned several specialty paper businesses that, while operating in declining segments of the market, could be expected to generate steady and substantial earnings over the short term and that could be enhanced or augmented through future acquisitions over the longer term. While WorldCorp's assets would not be available for sale to raise cash until after the notes and Earn-Out to the Atlas Stockholders had been paid in full, WorldCorp was to receive certain tax-sharing payments and management fees from Acquisition. In effect, WorldCorp traded its ability to sell free assets in volatile markets for a steady stream of cash generated by Atlas.

         For various reasons, including the facts that the tax-sharing agreements for the Atlas transaction were never executed and that WorldCorp became involved in disputes with the Atlas Stockholders shortly after the transaction closed, Atlas made no payments to Acquisition until December 31, 1998. This in turn caused Acquisition to default on its payment obligations under the Atlas Stockholder Notes and prevented it from paying any management fees or making any tax-sharing payments to WorldCorp. WorldCorp did not make the scheduled $2 million loan repayment to World Airways on April 25, 1998. On June 24, 1998, WorldCorp substituted 1,860,396 shares of InteliData common stock as collateral in return for the release of 500,000 of the pledged World Airways shares, which release was memorialized in a letter agreement dated July 1, 1998. On June 25, 1998, World Airways purchased 150,000 of the pledged World Airways shares in return for a credit against the outstanding balance of the World Airways Secured Loan equal to $4.55 per share. On August 25, 1998, World Airways sold 245,000 of the pledged InteliData shares and applied the net proceeds of $222,031 to outstanding interest and principal of the World Airways Secured Loan.

         As of November 30, 1998, WorldCorp had essentially no cash or cash equivalents and had outstanding debt in excess of $75 million. The holder of the majority of the $5.0 million outstanding principal amount on the Senior Subordinated Notes contended that the entire amount outstanding was due and payable as a result of alleged covenant defaults. WorldCorp also had failed to make interest payments due May 15, 1998 and November 15, 1998 on $65 million in outstanding Debentures, and to repay approximately $1.3 million owed to World Airways under the terms of the secured intercompany loan described above.

         Following its default under the Debentures, WorldCorp retained restructuring advisors and said publicly that it was working on a reorganization. WorldCorp retained Wilmer, Cutler & Pickering as its restructuring legal advisor; Cold Spring Group, Inc. as its restructuring financial advisor; and Joseph Dryer as its financial analyst. Because WorldCorp lacked the funds to pay all of its advisors on a current basis, WorldCorp entered into agreements with Wilmer, Cutler & Pickering and Cold Spring Group, Inc. under which they were to receive fees at enhanced rates only in the case of a successful reorganization. Payment of those fees, as well as the fees of Joseph Dryer and the reimbursable expenses of all three advisors, was guaranteed by Acquisition. Prior to the filing of the Chapter 11 Case, WorldCorp, Acquisition and the advisors entered into a compromise agreement pursuant to which the advisors agreed to forego the enhancement of fees contemplated by their previous agreements in return for payment in cash of their accrued fees at normal hourly rates. These payments were made from the escrow accounts discussed below contemporaneously with the execution of the compromise agreement.

         On December 31, 1998, Atlas advanced $1 million to Acquisition to be applied under the tax sharing agreement to be entered into on the Effective Date of the Plan. Of this amount, $550,000 was paid to the Atlas Stockholders for amounts owed for interest under the Atlas Stockholder Notes and the remaining $450,000 was deposited for the benefit of Acquisition into an escrow account with Wilmer, Cutler & Pickering serving as escrow agent. In addition, the Atlas Stockholders released their liens upon and permitted WorldCorp to sell 200,000 InteliData shares, which were sold for net proceeds of approximately $342,000. Funds from the escrow account were used to pay restructuring expenses, retainers, salaries and expenses before the filing of the Chapter 11 Case. Remaining funds in the escrow account have been or will be used to pay Chapter 11 Administrative Expenses. Acquisition has also agreed to pay the reasonable legal fees and expenses incurred by the Atlas Stockholders and RRFin connection with the reorganization in amounts to be determined by agreement between Sun Paper Advisors and RRF before the Confirmation Hearing (the "Atlas Stockholder Fees and Expenses" and the "RRF Fees and Expenses," respectively).

       WorldCorp has negotiated with Sun Paper Advisors, which represents the Atlas Stockholders pursuant to a Collateral Agent Agreement entered into by the Atlas Stockholders in connection with the Atlas transaction, and with RRF, which holds the single largest amount of Debentures, to develop the Plan. On February 22, 1999, RRF also acquired $250,000 principal amount of the Senior Subordinated Notes. RRF intends to elect treatment of its claim with respect of such Notes as a Class 12 (Electing Senior Subordinated Notes Claim) under the Plan.

RRF and Acquisition are co-proponents of the Plan. The Debtor expects the Atlas Stockholders to support the Plan, subject to documentation of definitive agreements and instruments necessary to implement the Plan in form and substance satisfactory to the Atlas Stockholders. The Plan contemplates the commencement of this Chapter 11 Case to achieve the restructuring and obtain the approval of the creditors. On February 11, 1999, WorldCorp's Board of Directors formally endorsed the terms of the prenegotiated plan of reorganization and authorized the commencement of this Case.

         B.       Continuation of Business

         On February 12, 1999 (the "Petition Date"), WorldCorp filed a petition for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtor has continued to operate as a debtor-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. Although the Debtor is authorized to operate in the ordinary course of business, transactions out of the ordinary course of business require Bankruptcy Court approval.

         An immediate effect of the filing of the bankruptcy petition was the imposition of the automatic stay under the Bankruptcy Code, which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtor and the continuation of litigation against the Debtor. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

         C.       Significant Events

         The Debtor filed several motions on the first day of the Case seeking the relief provided by so-called "first day orders." First day orders are intended to ensure a seamless transition between a debtor's prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code.

         The first day motions and orders in this Case provided for, among other things:

          o establishment of a disclosure statement hearing date and a confirmation hearing date; and

          o retention of the following professionals to serve on behalf of the Debtor: Wilmer, Cutler & Pickering as counsel to the Debtor; Young, Conaway, Stargatt & Taylor as special counsel to the Debtor; and Arthur Andersen LLP as accountants for the Debtor.

         The original version of the plan filed by the Debtor on the Petition Date provided for payment on the Effective Date to all holders of Senior Subordinated Notes Claims of cash in an amount equal to principal plus accrued and unpaid interest at 10% per annum for the period ending on the Petition Date. At the Petition Date, the Debtor believed this treatment was acceptable to the holders of Senior Subordinated Notes Claims. After the Petition Date, the

Senior Subordinated Notes Trustee and Kenneth Grossman of Juris Partners, who purports to represent certain holders of Senior Subordinated Notes, asserted that the holders of Senior Subordinated Notes were entitled, under the terms of the Senior Subordinated Notes Indenture and the subordination provisions of the Debenture Indenture, to be paid both prepetition and postpetition interest at the default rate of 12% per annum as well as all of the fees and expenses of the Senior Subordinated Notes Trustee and its counsel.1/
                                                  -
         In order to address this assertion, the Debtor and its co-proponents filed the current Plan, which divides the Senior Subordinated Notes Claims into two classes: Class 6 and Class 12. Holders of Senior Subordinated Notes who vote in favor of the Plan and who prefer to receive immediate cash can do so by electing on their ballots to have their Senior Subordinated Notes Claims classified in Class 12 (Electing Senior Subordinated Notes Claims). Because the cash available to the Debtor is limited by the maximum amount of the RRF Loan, and because the RRF Loan must be used to pay Administrative Claims, including the cost of amending the original plan and disclosure statement and obtaining confirmation of the current Plan, the total amount of cash available for distribution with respect to Electing Senior Subordinated Notes Claims is less than the total amount Electing Senior Subordinated Noteholders would have received under the original plan filed on the Petition Date. Nevertheless, unless substantially all of the holders of Senior Subordinated Notes vote in favor of the Plan and elect to have their Senior Subordinated Notes Claims classified in Class 12, the cash available to the Debtor should be sufficient to pay principal plus interest at 10% per annum through the Effective Date on Electing Senior Subordinated Notes Claims. If substantially all holders of Senior Subordinated Notes Claims vote to accept the Plan and elect to have their Senior Subordinated Notes Claims classified in Class 12, each holder will receive a proportionate share of available cash plus Modified Senior Notes with an aggregate principal amount equal to the difference between that amount of cash and the total of principal plus accrued interest at 10% per annum through the Effective Date on the holder's Senior Subordinated Notes.

         Holders of Senior Subordinated Notes Claims who do not elect such treatment will be classified in Class 6 (Non-Electing Senior Subordinated Notes Claims). As discussed below, holders of Class 6 Non-Electing Senior Subordinated Notes Claims will receive Modified Senior Notes that provide for payment over time of all amounts those holders are entitled to receive under the Senior Subordinated Notes Indenture.

         D.       Alternatives to the Plan

         After careful review of the Debtor's current business operations, estimated recoveries in a liquidation scenario, difficulties inherent in prosecuting certain alleged claims and prospects as an ongoing business, the Debtor has concluded that the recovery to creditors will be maximized by the Debtor's continued operation as a going concern. According to the liquidation analysis prepared by the Debtor with the assistance of its financial advisors, the value of the Debtor's Estate is materially greater as a going concern than in a liquidation. Distributions to creditors
_____________________________

3/             Grossman inititally sought payment from the Debtor of a fee of
$75,000 to $100,000 for representing the Seniot Subordinated Noteholders, but later withdrew that demand.
-
will occur much sooner and have greater value to creditors under the Plan than under any other alternative. Should the Plan not be confirmed, it is likely that the Debtor would face liquidation and that unsecured creditors would not receive any distribution.

         In the light of the Debtor's evaluation of the risks of extended litigation with no assurance of a timely or successful outcome, the likelihood that such litigation would spawn counterclaims that could reduce any possible recovery, and the increase in expenses of administration that failure of the Plan would entail, the Debtor believes that the Plan offers the best prospects of recovery for the holders of Claims against the Debtor and recommends that you vote to accept the Plan.

VIII.    PLAN OF REORGANIZATION

         THE FOLLOWING IS A SUMMARY OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN, WHICH IS INCLUDED AS APPENDIX A TO THIS DISCLOSURE STATEMENT.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTOR OR THE REORGANIZED DEBTOR.

         A.       Overall Structure of the Plan

         Prior to filing for relief under Chapter 11 of the Bankruptcy Code, the Debtor focused on the formulation of a plan of reorganization that would enable it to emerge quickly from Chapter 11 and preserve its value as a going concern. The Debtor recognizes that a lengthy and uncertain Chapter 11 Case could detrimentally affect the confidence in the Debtor by its creditors, impair its financial condition and dim the prospects for a successful reorganization.

         The voting and other confirmation requirements of the Bankruptcy Code must be satisfied. Under the Plan, Claims against, and Interests in, the Debtor are divided into Classes according to their relative seniority and other criteria.

         If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (ii) the Claims in other Classes will be modified and receive distributions constituting a partial recovery on such Claims and (iii) in some cases, the Interests will receive no distribution. On the Effective Date, and at certain times thereafter, the Reorganized Debtor will distribute securities and other property in respect of certain Classes and Claims as provided in the Plan. The Classes of Claims against the Debtor created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

         Because the Debtor is a holding company that derives all of its cash from interests in Acquisition and InteliData, the Plan contemplates a number of transactions involving those entities or their securities. Neither of those entities is a debtor under the Bankruptcy Code, although Acquisition is a co-proponent of the Plan. Consummation of the Plan is conditioned upon, and will occur simultaneously with, the transactions involving these nondebtor entities. The transactions contemplated by the Plan will occur pursuant to the terms of definitive agreements ("Transaction Documents"). Copies of all material Transaction Documents will be filed with the Bankruptcy Court at least five (5) days before the date established by the Bankruptcy Court to consider confirmation of the Plan and may be obtained upon written request and payment of copying and mailing charges to [COPY SERVICE].

         The terms of the Plan are based upon, among other things, the Debtor's assessment of its ability to achieve the goals of the business plan, make the distributions contemplated under the Plan and pay its continuing obligations in the ordinary course of the Reorganized Debtor's business.

         The Debtor shall, as a reorganized corporation, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which it is incorporated and pursuant to the certificate of incorporation and bylaws as amended on the Effective Date, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

         The transactions contemplated by the Plan will be effected pursuant to definitive agreements in substantially the forms filed with the Bankruptcy Court no later than five business days before the Confirmation Hearing. Copies of these documents may be obtained upon written request and at the cost of the requesting party from [INSERT NAME AND ADDRESS OF COPY SERVICE].

         The major components of the Plan and related transactions are as follows:

     RRF  Loan to Acquisition

     o On the Effective Date, the RRF Lenders will make a loan to Acquisition (the"RRF Loan") in an amount equal to the sum of (i) the amount of the Allowed Class 2 World Airways Secured Loan Claims; plus (ii) the lesser of $5,000,000 or the aggregate amount of principal and unpaid interest at 10% per annum through the Effective Date on Senior Subordinated Notes held by holders of Electing Class 12 Senior Notes Claims; plus (iii) the amount of the Allowed Class 5 Administrative Convenience Claims; plus (iv) the amount of unpaid Administrative Expenses (including Professional Claims other than fees and expenses of professionals retained by the Creditors Committee); plus (v) up to $100,000 of Professional Claims consisting of allowed fees and expenses of professionals retained by the Creditors Committee; plus
          (vi) the amount of Priority Claims required to be paid on the Effective Date; plus (vii) the RRF Fees and Expenses; plus (viii) the Atlas Stockholder Fees and Expenses; plus (ix) $150,000 to be reserved for payment of operating expenses of the Reorganized

          Debtor (the "Operating Cash"); provided, however, that the maximum amount of the RRF Loan will not, without RRF's and Sun Paper Advisors'consent, exceed an amount (the "RRF Loan Limit") equal to the sum of (a) the product of $[0.95] times the number of InteliData shares to be purchased by Acquisition with proceeds of the RRF Loan from the Debtor at $[0.95] per share in the InteliData Share Transaction (as defined below) plus (b) the RRF Fees and Expenses plus (c) the Atlas Stockholder Fees and Expenses; and provided further that the Debtor may elect to reduce the amount of the RRF Loan that would otherwise be made by selling assets with Sun Paper Advisors'consent and the Court's approval on or before the Effective Date and applying the sale proceeds to pay a portion of the claims and expenses specified above

     o The general terms and conditions of the RRF Loan are set forth in term sheet attached hereto as Appendix B ("RRF Loan Term Sheet"). Those general terms and conditions, with additional agreements and modifications not inconsistent with the RRF Loan Term Sheet, will be embodied in a definitive loan agreement and related documents to be executed on the Effective Date.


     o The RRF Loan will bear interest at 12.5% per annum, payable quarterly in cash. Outstanding principal and accrued interest will be paid on a quarterly basis to the extent funds are available from proceeds of Atlas Tax Sharing Payments, as discussed below. Any interest not paid when due will be added to the outstanding principal balance of the RRF Loan; provided, however, that if accrued interest on the RRF loan is not paid in cash for two consecutive quarters, RRF will have the right to require Acquisition to sell InteliData shares in order to pay accrued interest and principal, failing which there will be an Event of Default on the RRF Loan. All remaining outstanding principal and interest under the RRF Loan will be due and payable in full on April 20, 2003.

     o Repayment of the RRF Loan will be guaranteed by the Reorganized Debtor and secured by first liens on all shares of InteliData common stock owned by Acquisition and the Reorganized Debtor.

     o In connection with the making of the RRF Loan, the RRF Lenders will be entitled to purchase from Acquisition, on the Effective Date, at a price of $0.01 per share, the number of shares of InteliData common stock that is equal to ten percent (10%) of the principal amount of the RRF Loan. (For example, if the amount of the RRF Loan is $7,500,000, the RRF Lenders will be entitled to buy 750,000 shares of InteliData common stock from Acquisition at $0.01 per share).

     o All holders of Debentures Claims (Class 7) and holders of General Unsecured Claims (Class 8) will be afforded the right to participate with RRF on a pro rata basis in making the RRF Loan, including the right to purchase their pro rata portions of the InteliData Common Stock to be sold at the purchase price of $0.01 per share. Forms for electing to participate and instructions for participating as a lender in the RRF Loan have been distributed to these holders as part of the solicitation packaged that included this Disclosure Statement. Any holder of a Debentures Claim (Class 7) or a General Unsecured Claim (Class 8) that did not receive participation forms and wishes to participate in making the RRF Loan should contact Martha Sproule, Rothschild, Inc., 1251 Avenue of the Americas, New York, NY 10020 in writing prior to the date by which ballots for accepting or rejecting the Plan are required to be returned. To the extent such holders do not take up their pro rata shares of the RRF Loan, RRF will, subject to satisfaction or waiver of the conditions specified in the definitive loan agreement and related documents, provide the required funding.

         Sale of InteliData Shares From WorldCorp to Acquisition

     o Acquisition will use all of the proceeds of the RRF Loan (except for amounts reserved for payment of legal fees and expenses of RRF and the Atlas Stockholders) to purchase shares of InteliData common stock from the Debtor on the Effective Date (the "InteliData Share Transaction").

     o The purchase price of the InteliData shares that are the subject of the InteliData Share Transaction will be $[0.95] per share. In addition, Acquisition will purchase from the Debtor, at a price of $0.01 per share, a number of InteliData shares equal to the number of InteliData shares to be sold to the RRF Lenders in connection with the RRF Loan.

     o Patrick Graham holds vested options to purchase 58,333 shares of InteliData common stock from WorldCorp at $2.98 per share. To the extent that WorldCorp's remaining shares of InteliData Common Stock after the Effective Date are insufficient to satisfy these options, these options will continue to be exercisable with respect to shares of InteliData stock purchased by Acquisition in the InteliData Share Transaction.

         Payment of Administrative Expenses

     o The Debtor will use a portion of the proceeds of the InteliData Shares Transaction to pay (or reserve for payment upon allowance by the Court) on the Effective Date, or as soon as practicable thereafter, all Administrative Expenses of the Chapter 11 Case and all priority claims required to be paid on the Effective Date.

         Repayment in Full of World Airways Secured Claim

     o On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 2 World Airways Secured Claim will receive cash from the proceeds of the InteliData Share Transaction in an amount equal to the amount of such Allowed Claim.

         Issuance of Modified Senior Notes in Exchange for Senior Subordinated Notes.

     o On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 6 Non-Electing Senior Subordinated Notes Claim will receive the following:

     o if such holder is the Senior Subordinated Notes Trustee, Modified Senior Notes with an aggregate principal amount equal to the sum of all unpaid fees, expenses, and other amounts payable by the Debtor to the Senior Subordinated Notes Trustee under the terms of the Senior Subordinated Notes Indenture for the period ending on the Effective Date; or

     o if such holder is not the Senior Subordinated Notes Trustee, Modified Senior Notes with an aggregate principal balance equal to the sum of the unpaid principal amount of such holder's Senior Subordinated Notes, plus all unpaid interest, calculated as provided in the Senior Subordinated Notes Indenture, accrued thereon during the period ending on the Effective Date; and

     o if the Bankruptcy Court determines that the value, as of the Effective Date, of the Modified Senior Notes to be issued to such holder as provided above is less than the amount of such holder's Allowed Class 6 Non-Electing Senior Subordinated Notes Claim, additional Modified Senior Notes in an amount that the Bankruptcy Court determines is sufficient to enable each such holder to receive value, as of the Effective Date, equal to such holder's Allowed Class 6 Non-Electing Senior Subordinated Notes Claim.

     o The Modified Senior Notes will accrue interest at the rate of 12.5% per annum. Accrued interest and principal will be paid quarterly to the extent of Available Cash. Available Cash means all cash and cash equivalents actually received by the Reorganized Debtor during a given period in excess of amounts required for payment of its operating expenses, including without limitation trade and other accounts payable, professional fees and expenses, salaries and benefits, taxes, and other amounts due or to become due during such period. Accrued interest that is not paid in cash on a current basis will be added to principal.

     o The Modified Senior Notes shall be entitled to priority over the Modified Debentures to the extent provided in the Debenture Indenture as amended pursuant to the terms of the Plan (the "Modified Debenture Indenture").

     o The Modified Senior Notes will be collateralized by (a) a third lien, subordinate to the first lien of the RRF Lenders and the second lien of the Atlas Stockholders, on the Reorganized Debtor's shares of InteliData Common Stock; (b) a first lien on (i) the Reorganized Debtor's shares in Acquisition common stock and any distributions or proceeds from the sale of such stock, subject to the exercise of the Series A Warrants and the Atlas Stockholder Warrants, (ii) the accounts 49 receivable of the Reorganized Debtor, (iii) the equipment and property of the Reorganized Debtor, and (iv) Available Cash; and (c) a second lien, subordinate to the first lien of the Atlas Stockholders, on the Warrant Notes, if any.

         Option of Accepting Senior Subordinated Note Holders to Receive Cash

o                 Holders of Senior Subordinated Notes Claims
                  (including the Senior Subordinated Notes Trustee) who vote to accept the Plan may elect, by so indicating on the ballot at the time they vote on the Plan, to receive cash and, under certain circumstances, Modified Senior Notes on the Effective Date, or as soon as practicable thereafter, in full satisfaction, discharge and release of their Senior Subordinated Notes Claims and of all of their rights (including intercreditor subordination rights and rights to seek payment of fees and expenses incurred after the Petition Date as an Administrative Claim) with respect to the Senior Subordinated Notes and the Senior Subordinated Notes Indenture. Holders of Senior Subordinated Notes that elect such treatment are referred to as "Electing Senior Note Holders" and their Claims with respect to their Senior Subordinated Notes are classified in Class 12.

o On the Effective Date, or as soon as practicable thereafter, each Electing Senior Note Holder will receive, in full satisfaction, discharge and release of its Class 12 Senior Subordinated Notes Claim and of all of its rights (including intercreditor subordination rights and rights to seek payment of fees and expenses incurred after the Petition Date as an Administrative Claim) with respect to the Senior Subordinated Notes and the Senior Subordinated Notes Indenture, (x) its Proportionate Share of the Cash Available for Senior Notes plus (y) if its Proportionate Share of the Cash Available for Senior Notes is less than its Agreed Senior Claim, Modified Senior Notes with an aggregate principal amount equal to the difference.

o "Cash Available for Senior Notes" means the lesser of (a) $5,000,000 or (b) the amount by which the RRF Loan Limit exceeds the sum of (i) the amount of the Allowed Class 2 World Airways Secured Loan Claim, plus (ii) the amount of the Allowed Class 5 Administrative Convenience Claims, plus (iii) the amount of unpaid Administrative Expenses, plus (iv) the amount of Priority Claims required to be paid on the Effective Date, plus (v) the RRF Fees and Expenses, plus (vi) the Atlas Stockholder Fees and Expenses, plus (vii) the Operating Cash.

o "Agreed Senior Claim" means, with respect to an Electing Senior Note Holder, (a) if such holder is the Senior Subordinated Notes Trustee, an amount equal to all unpaid fees and expenses incurred by the Senior Subordinated Notes Trustee through the Effective Date and payable by the Debtor under the Senior Subordinated Notes Trustee, or (b) with respect to any other Electing Senior Note Holder, an amount equal to the sum of (i) the aggregate principal amount of such holder's Senior Subordinated Notes, plus (ii) accrued and unpaid interest thereon calculated at the rate of 10% per annum through the Effective Date.

o "Proportionate Share of Cash Available for Senior Notes" means, with respect to an Electing Senior Note Holder, Cash in an amount equal to the lesser of (a) the Agreed Senior Claim of such holder or (b) the product of the amount of Cash Available for Senior Notes multiplied by a fraction, the numerator of which is equal to the Agreed Senior Claim of such holder and the denominator of which is equal to the sum of the Agreed Senior Claims of all Electing Senior Note Holders.

o Although the Cash Available for Senior Notes will not exceed $5,000,000 and will decrease as the Administrative Expenses of the Chapter 11 Case increase beyond a certain threshold, the amount of Cash to be distributed to Electing Senior Noteholders with respect to their Allowed Class 12 Electing Senior Notes Claims could equal the entire principal amount of their Senior Subordinated Notes plus accrued interest thereon at 10% per annum through the Effective Date if certain holders of Senior Subordinated Notes do not elect such treatment.

o If all or substantially all of the holders of Senior Subordinated Notes vote to accept the Plan and elect to be classified in Class 12, each Electing Senior Note Holder will receive its Proportionate Share of Cash Available for Senior Notes plus Modified Senior Notes with an aggregate principal balance sufficient to make up the difference between such cash and the sum of principal plus accrued interest at 10% per annum through the Effective Date on such holder's Senior Subordinated Notes.

o Prior to the Effective Date, the Senior Subordinated Notes Trustee will advise the Debtor as to the names and denominations in which the Modified Senior Notes should be issued, including the denomination of Modified Senior Notes issuable to the Senior Subordinated Notes Trustee in payment of its fees, expenses and other amounts incurred during the period through the Effective Date to which it is entitled under the terms of the Senior Subordinated Notes Indenture.

  Modification of Debentures and Issuance of Modified Debentures and Accrued Interest Notes and Warrants

o On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 7 Debentures Claim will have its Debentures modified by receiving a Modified Debenture due May 15, 2004 ("Modified Debentures") in a principal amount equal to the principal amount of its existing Debenture. In addition, each holder of an Allowed Class 7 Secured Notes Claim will receive (a) its Pro Rata share of Series A Warrants and Series B Warrants, together with (b) additional 7% notes due May 14, 2003 ("Accrued Interest Notes"), with an aggregate principal amount equal to the amount by which accrued but unpaid interest through the Effective Date exceeds the appraised fair market value of the Series A Warrants and Series B Warrants. The Modified Debentures will permit interest payments that would otherwise be due after the Effective Date and before May 15, 2003, to be paid with additional notes due May 14, 2003 (the "PIK

                    Notes"). Unpaid interest on the Accrued Interest Notes and the PIK Notes will be added to the principal amount of those notes.

o                   On the Effective Date, or as soon as
                    practicable thereafter, each holder of an Allowed General Unsecured Claim will receive, in exchange for and satisfaction of its Allowed Claim, its Pro Rata share of Series A Warrants and Series B Warrants, together with Modified Debentures having an aggregate principal amount equal to the amount by which such holder's Allowed Claim exceeds the appraised fair market value of the Warrants received, and Accrued Interest Notes with an aggregate principal amount equal to interest at 7% per annum on such Allowed Claim from the Petition Date to the Effective Date.

o Each Modified Debenture, Accrued Interest Note, PIK Note, Series A Warrant and Series B Warrant may be transferred and exercised separately.

o                   The Modified Debentures, Accrued
                    Interest Notes, PIK Notes, Series A Warrants, Atlas Stockholder Warrants and Series B Warrants (and the shares of stock that are subject to such Warrants) will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Holders that may be deemed to be "affiliates" or "underwriters" of Acquisition or WorldCorp will have the right to require registration of the resale of the Warrants (and the warrant shares) at such Holders' expense.

o                   The terms of the Modified Debentures, Accrued
                    Interest Notes, Series A Warrants, Series B Warrants and PIK Notes will be embodied in definitive documents, including the Modified Debenture Indenture, to be filed with the Bankruptcy Court at least five business days before the Confirmation Date and executed on the Effective Date.

o Interest on the Modified Debentures will accrue at seven percent (7%) per annum and be payable semiannually. Until May 14, 2003, interest on the Modified Debentures may be paid in cash or PIK Notes. The aggregate outstanding principal balance of the Modified Debentures will be payable in full on May 15, 2004. Prior to May 15, 2004, holders of the Modified Debentures will be entitled to pro rata prepayments of principal and interest from cash received by the Reorganized Debtor as the result of certain events. Transfers of the Modified Debentures will be prohibited but holders of at least 25% of the outstanding principal amount of the Modified Debentures will have the discretion to remove this trading restriction at any time after the Reorganized Debtor has reported its results of operations for two quarters following the Effective Date.

o                    The Modified Debentures will be secured by liens upon
                    (a) WorldCorp's 80% interest in Acquisition and any distributions or proceeds from the sale of such 80% interest in Acquisition, subject to the exercise of the Series A Warrants and the Atlas Stockholder Warrants, (b) WorldCorp's interest in InteliData stock, (c) the accounts receivable of WorldCorp, (d) the equipment and property of WorldCorp, (e) net payments to WorldCorp under the Tax Sharing Agreement after certain taxes and operating expenses are paid by WorldCorp, and (f) a second lien on the Warrant Notes, if any. The liens securing the Modified Debentures will be subordinate to the liens of the RRF Lenders and the Atlas Stockholders on the InteliData shares, the lien of the Atlas Stockholders on the Warrant Notes, if any, and to the liens securing the Modified Senior Notes on all of the above assets

o The Series A Warrants may be exercised to purchase from the Reorganized Debtor an aggregate number of shares of common stock of Acquisition equal to 45% of the outstanding common stock of Acquisition on the Effective Date. The Series A Warrants (i) will be exercisable, upon 30 days' prior written notice to the Reorganized Debtor, at the earliest of (a) the fourth anniversary of the Effective Date, (b) the sale of Acquisition, (c) an initial public offering of Acquisition, or (d) exercise of the Atlas Stockholder Warrants; and (ii) will expire on the close of business of December 31, 2006. The exercise price for the Series A Warrants will be equal to at least 125% of the fair market value of Acquisition Shares as of the Effective Date payable in cash or by surrendering Modified Debentures, Accrued Interest Notes and PIK Notes having an aggregate fair market value on the date of exercise equal to the aggregate exercise price.

o The Series B Warrants may be exercised to purchase an aggregate of approximately 9.3 million shares of WorldCorp common stock, equivalent to 40% of the outstanding prepetition WorldCorp common stock (pro forma for the exercise of the Series B Warrants). The Series B Warrants
                    (i) will be exercisable at the earliest of (a) the fourth anniversary of the Effective Date, (b) the sale of Acquisition, or (c) an initial public offering of Acquisition; and (ii) will expire on the close of business of December 31, 2006. The exercise price for the Series B Warrants will be equal to at least 125% of the fair market value of WorldCorp's common stock as of the Effective Date payable in cash or by surrendering Modified Debentures, Accrued Interest Notes and PIK Notes having an aggregate par value equal to the aggregate exercise price.

o The Accrued Interest Notes and the PIK Notes accrue interest at the same rate as the Debentures, compounded semiannually; are subject to the pro rata prepayment prior to the Modified Debentures; and are secured on the same basis as the Modified Debentures. Unpaid interest on the Accrued Interest Notes and PIK Notes accrues and is added to principal.

     Should the holders exercise their Series A Warrants, the Reorganized Debtor will own a correspondingly smaller amount of shares of Acquisition. If all of the Series A Warrants are exercised and should the Atlas Stockholders exercise the Atlas Stockholder Warrants, the Reorganized Debtor will be left with no ownership in Acquisition. Assuming no other change from the Effective Date, the property of the Reorganized Debtor would then consist of its holdings of InteliData common stock that will not be sold to Acquisition on the Effective Date plus the total proceeds (in cash, Modified Debentures, Accrued Interest
Notes, PIK Notes, or Warrant Notes) received by the Reorganized Debtor upon the sale of its shares in Acquisition pursuant to the exercise of the Series A Warrants and the Atlas Stockholder Warrants.

         WorldCorp Stockholder Interests

o Shares of WorldCorp common stock will remain outstanding and will automatically become equivalent ownership interests in the Reorganized Debtor.

o The Reorganized Debtor will continue to be a public company and will file periodic reports with the SEC.

o The Reorganized Debtor will review periodically the possibility of having the shares listed on a national securities exchange or the NASDAQ quotation system.

  Atlas Stockholder Claims and Interests.

o              On the Effective Date, the warrantsheld by the Atlas
               Stockholders to purchase shares of Acquisition from WorldCorp ("Old Warrants") will be canceled, and the Atlas Stockholders will receive new warrants to purchase from the Reorganized Debtor an aggregate number of shares of common stock of Acquisition equal to 35% of the outstanding common stock of Acquisition (the "Atlas Stockholder Warrants"). The Atlas Stockholder Warrants (i) will be exercisable immediately at the earliest of (a) April 20, 2000, (b) the sale of Acquisition, or (c) an initial public offering of Acquisition; and (ii) will expire on the close of business of December 31, 2006; and (iii) will be exempt from registration under applicable securities laws pursuant to Section 1145 of the Bankruptcy Code. The exercise price of the Atlas Stockholder Warrants will be equal to $28,000 per share (or $9.8 million in the aggregate), except that this price will be adjusted upward to the extent that it does not represent at least 125% of the Fair Market Value of the Acquisition Shares as of the Effective Date.

o The exercise price of the Atlas Stockholder Warrants may be paid to the Reorganized Debtor in cash or in the form of one or more full recourse promissory notes (the "Warrant Notes") that bear interest at four and one-half percent (4.5%) per annum, half of which will be payable semi-annually in cash and the remainder of which will accrue and be added to the principal balance of the Warrant Notes. The outstanding amount of each Warrant Note will be payable in full on the earlier of (i) December 31, 2007 or
               (ii) a liquidity event as defined therein.

o The obligations of Acquisition to the Atlas Stockholders will be secured by a second lien on all InteliData shares owned by the Reorganized Debtor and Acquisition (which will become a first lien upon release of the lien of the RRF Lenders) and by a first lien upon all of the Reorganized Debtor's right, title and interest with respect to the Warrant Notes (including the Reorganized Debtor's right to receive the Warrant Notes), if the Atlas Stockholder Warrants are exercised and the Atlas Stockholders pay the exercise price by delivering the Warrant Notes to the Reorganized Debtor. All other liens of the Atlas Stockholders upon property of WorldCorp or Acquisition will be canceled as of the Effective Date.


         Tax Sharing Agreement

         On the Effective Date, the Reorganized Debtor, Acquisition and Atlas will enter into mutually satisfactory tax sharing agreements (jointly, the "Tax Sharing Agreement") as follows:

o The Tax Sharing Agreement will require Atlas, to the extent Atlas is part of a consolidated group with World and Acquisition, to make quarterly payments ("Atlas Tax Sharing Payments") to Acquisition equal to all federal and state income and franchise taxes, for which Atlas and its subsidiaries would be liable based upon their accrued income if they were not consolidated for tax purposes with the Reorganized Debtor and Acquisition.

o The Tax Sharing Agreement will also require Acquisition to the extent Acquisition is part of a consolidated group with WorldCorp, to make quarterly payments as set forth below.

o Until the RRF Loan has been repaid in full, a portion (the "Reserved Portion") of the Atlas Tax Sharing Payments will be reserved each year for use by Acquisition and WorldCorp, and all Atlas Tax Sharing Payments in excess of the Reserved Portion will be paid to the RRF Lenders for application to the outstanding balance of the RRF Loan. The Reserved Portion will be an amount equal to the sum of (i) interest payable in cash during the year under the Atlas Stockholder Notes as modified pursuant to the Plan (including interest payable in cash for the period from January 1, 1999 through the Effective Date) ("Cash Interest Amount") plus (ii) an amount equal to 81.82% of the Cash Interest Amount. An amount equal to 55% of the Reserved Portion will be available to Acquisition to pay interest owed to the Atlas Stockholders under the Atlas Stockholder Notes; and the remaining 45% will be distributed to the Reorganized Debtor.

o After the RRF Loan has been repaid in full, Acquisition will pay (i) 45% of all Atlas Tax Sharing Payments to the Reorganized Debtor and (ii) 55% of all Atlas Tax Sharing Payments to the Atlas Stockholders for application to interest and principal on the Atlas Stockholder Notes and payment of the Earn-Out.

         Amendment of Certificate of Incorporation. The Debtor's Certificate of Incorporation will be amended (i) to prohibit the acquisition or accumulation of 5 percent or more, or increasing ownership above 5%, of the Debtor's stock by any person or entity, taking into account for this purpose stock owned or acquired by other persons or entities whose stock would be treated as owned by such person or entity under the attribution rules applicable under Section

382 of the Internal Revenue Code; and (ii) to provide for the Reorganized Debtor's Board of Directors to be divided into three groups serving staggered terms.

         Directors and Officers. The officers and directors of the Debtor after the Effective Date will be specified prior to the Confirmation hearing and appointed pursuant to the Confirmation Order.

        Restructuring of Acquisition Indebtedness.

         On the Effective Date, and as a condition of consummation of the Plan, the indebtedness of Acquisition will be restructured as follows:

o Atlas Stockholder Security Interests. All liens and security interests of the Atlas Stockholders in property of WorldCorp and Acquisition other than shares of InteliData will be modified as of the Effective Date such that the Atlas Stockholders will have a first lien on WorldCorp's right, title and interest with respect to the Warrant Notes (including WorldCorp's right to receive the Warrant Notes upon exercise of the Atlas Stockholder Warrants), and a second lien, behind the first lien held by the RRF Lenders, on all of WorldCorp's and Acquisition's direct and indirect ownership in all of the shares of common stock, par value $.001 per share, of InteliData. All other liens and security interests of the Atlas Stockholders on property of WorldCorp or Acquisition will be canceled as of the Effective Date.

o              Atlas Stockholders Note Modifications. As of the Effective
               Date, the Atlas Stockholder Notes will be modified to (i) extend the maturity of the Atlas Stockholder Notes due March 1, 1999 to April 20, 2003; (ii) reduce the interest rate on all Atlas Stockholder Notes from eight percent (8%) per annum to the higher of five percent (5%) per annum or the applicable federal rate determined by the IRS, half of which interest will be payable in cash and half of which will be added to principal; (iii) require prepayments to Acquisition with all remaining cash available after amounts are paid to WorldCorp under the Tax Sharing Agreement after interest is paid on the Atlas Stockholder Notes; and (iv) provide that half of the interest accrued between January 1, 1999 and the Effective Date will be paid in cash and the remaining half will be added to principal.

o Earn-Out Modifications. As of the Effective Date, the terms of the Earn-Out will be amended and restated to provide that payments to the Atlas Stockholders with respect to any businesses acquired after April 20, 1998 will be equal to 10% of the EBITDA (calculated as provided in the Earn-Out) of such businesses, and that the other terms of the Earn-Out apply only to the businesses acquired by WorldCorp on April 20, 1998.

o Amended and Restated Financial Consulting Agreement. As of the Effective Date, the Financial Consulting Agreement among WorldCorp, Acquisition and Sun Capital will be amended to (i) eliminate quarterly fixed fees payable by

               WorldCorp and (ii) modify the compensation to be paid to Sun Capital upon the closing of an M&A Transaction (as such term is defined in the Financial Consulting Agreement) to an amount equal to 5% of the first one million dollars ($1,000,000) of consideration, 4% of the second one million dollars ($1,000,000) of consideration, 3% of the third one million dollars ($1,000,000) of consideration, 2% of the fourth one million dollars ($1,000,000) of consideration and 1.5% of the remainder.


o              Amendment of Acquisition Charter Documents. As of the
               Effective Date, the Certificate of Incorporation and Bylaws of Acquisition will be amended in a form to be filed with the Court prior to the Confirmation hearing.

o Management Agreement. As of the Effective Date, the management contract under which Acquisition pays WorldCorp a management fee of $250,000 per quarter will be terminated and all unpaid amounts due under this contract will be canceled.

         B.       General Classification and Treatment of Claims and Interests

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims of such class.

         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtor believes that it has complied with this standard. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the holders of Claims and Interests affected do not consent to the treatment afforded them under the Plan.

         C.       Treatment of Claims and Interests Under the Plan

         Administrative Claims. Subject to the provisions of Article X of the Plan, on the Effective Date, or as soon thereafter as practicable, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim,
(a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or
(b) such other treatment as to which the Debtor and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

         Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of the Reorganized Debtor, the holder of an Allowed Priority Tax Claim shall be entitled to

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

receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the date of assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasury Bills on the Effective Date,
(b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtor or the Reorganized Debtor, provided such treatment is on more favorable terms to the Debtor or the Reorganized Debtor, as the case may be, than the treatment set forth in clause (a) hereof, or (c) payment in full.

         Class 1 (Other Priority Claims). On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 1 Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class 1 Other Priority Claim, or (b) such other treatment as to which the Debtor and such holder shall have agreed upon in writing.

         Class 2 (World Airways Secured Loan Claims). On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 2 World Airways Secured Loan Claim shall receive Cash in an amount equal to the amount of such Allowed Claim.

         Class 3 (Miscellaneous Secured Claims). The legal, equitable and contractual rights of holders of Allowed Miscellaneous Secured Claims, if any, shall be Reinstated. The Debtor's failure to object to such Claims in the Chapter 11 Case shall be without prejudice to the Reorganized Debtor's right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder thereof. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of the Debtor held by or on behalf of the holders of Claims in this Class with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders until, as to each such holder, the Allowed Claims of such holder in this Class are paid in full.

         Class 4 (Atlas Stockholders Secured Claims). On the Effective Date, or as soon as practicable thereafter, each holder of an Atlas Stockholders Secured Claim shall have such Claim modified by having the pledge agreement modified (i) to reflect the Reorganized Debtor's grant, as collateral security for the payment, performance and observance of all obligations under the Atlas Stockholder Notes and the Earn-Out, of (x) a first lien on the Reorganized Debtor's right, title and interest with respect to the Warrant Notes (including the Reorganized Debtor's right to receive the Warrant Notes upon exercise of the Atlas Stockholder Warrants) and (y) a second lien, behind the first lien held by the RRF Lenders, on the Reorganized Debtor's and Acquisition's ownership of all shares of common stock, par value $.001 per share, of InteliData, and (ii) to release all other liens of the Atlas Stockholders on property of WorldCorp or Acquisition.

         Class 5 (Administrative Convenience Claims). On the Effective Date, or as

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

soon as practicable thereafter, each holder of an Allowed Class 5 Administrative Convenience Claim, if any, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Class 5 Administrative Convenience Claim, Cash equal to (a) the amount of such Allowed Claim if such amount is less than or equal to $500, or (b) $500, if the amount of such Allowed Claim is greater than $500 and less than $1,000, and the holder has agreed to accept $500 in full satisfaction, discharge and release of such claim.


         Class 6 (Non-Electing Senior Subordinated Notes Claims). On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 6 Non-Electing Senior Subordinated Notes Claim shall receive (a) if such holder is the Senior Subordinated Notes Trustee, Modified Senior Notes with an aggregate principal amount equal to the sum of all unpaid fees, expenses, and other amounts payable by the Debtor to the Senior Subordinated Notes Trustee under the terms of the Senior Subordinated Notes Indenture for the period ending on the Effective Date; or (b) if such holder is not the Senior Subordinated Notes Trustee, Modified Senior Notes with an aggregate principal balance equal to the sum of the unpaid principal amount of such holder's Senior Subordinated Notes, plus all unpaid interest, calculated as provided in the Senior Subordinated Notes Indenture, accrued thereon during the period ending on the Effective Date; and (c) if the Bankruptcy Court determines that the value, as of the Effective Date, of the Modified Senior Notes to be issued to such holder under (a) or (b), as applicable, is less than the amount of such holder's Allowed Class 6 Non-Electing Senior Subordinated Notes Claim, additional Modified Senior Notes in an amount that the Bankruptcy Court determines is sufficient to enable each such holder to receive, on account of such Allowed Class 6 Non-Electing Senior Subordinated Notes Claim, Modified Senior Notes of a value, as of the Effective Date, equal to such holder's Allowed Class 6 Non-Electing Senior Subordinated Notes Claim.

         Class 7 (Debentures Claims). On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 7 Claim shall receive
(a) Modified Debentures with the same principal amount as its Debentures, (b) its Pro Rata share of the Series A Warrants and the Series B Warrants and (c) Accrued Interest Notes with a principal amount equal to the amount by which the accrued but unpaid interest on such holder's Debentures as of the Effective Date exceeds the appraised fair market value of such Warrants as of the Effective Date.

         Class 8 (General Unsecured Claims). On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 8 General Unsecured Claim shall receive (a) its Pro Rata share of the Series A Warrants and the Series B Warrants, (b) Modified Debentures with a principal amount equal to the amount by which the Allowed Amount of such Claim exceeds the appraised fair market value of such Warrants as of the Effective Date, and (c) Accrued Interest Notes with a principal amount equal to interest at 7% per annum on such Allowed Claim from the Petition Date to the Effective Date.

         Class 9 (Interests). On the Effective Date, each holder of WorldCorp Common Stock shall retain unaltered the legal, equitable and contractual rights to which such share or other interest of WorldCorp Common Stock entitled such holder and shall be unimpaired in accordance with section 1124(1) of the Bankruptcy Code.

         Class 10 (Old Warrants). On the Effective Date, each holder of an Old Warrant shall have such warrant modified by receiving, in exchange for and in full satisfaction of such Old Warrant, an Atlas Stockholder Warrant.

         Class 11 (Sun Options). On the Effective Date, each holder of a Sun Option shall have such option canceled and shall not receive any distribution of property under the Plan on account of his, her or its Sun Option. "Sun Option" means (a) the option of Sun Capital to purchase 3,540,311 shares of WorldCorp common stock pursuant to the WorldCorp Option Agreement, dated April 20, 1998, between Sun Capital and WorldCorp, and (b) the option of Sun Capital to purchase 143 shares of Common Stock, par value $.01 per share, of Acquisition pursuant to the Acquisition Corp. Option Agreement, dated April 20, 1998, between Sun Capital and WorldCorp.

         Class 12 (Electing Senior Subordinated Notes Claims). On the Effective Date, or as soon as practicable thereafter, each Electing Senior Note Holder will receive, in full satisfaction, discharge and release of its Class 12 Senior Subordinated Notes Claim and of all of its rights (including intercreditor subordination rights and rights to seek payment of fees and expenses incurred after the Petition Date as an Administrative Claim) with respect to the Senior Subordinated Notes and the Senior Subordinated Notes Indenture, (x) its Proportionate Share of the Cash Available for Senior Notes plus (y) if its Proportionate Share of the Cash Available for Senior Notes is less than its Agreed Senior Claim, Modified Senior Notes with an aggregate principal amount equal to the difference.

IX.      CERTAIN FACTORS TO BE CONSIDERED

         The holder of a Claim against or Interest in the Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

         A.       General Considerations

         The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against and Interests in the Debtor. Certain Claims and Interests receive no distributions pursuant to the Plan. See Section VIII.C, "Treatment of Claims and Interests Under the Plan," herein. Reorganization of the Debtor's business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtor's employees, and many of their payors, providers, and lessors.

         B.       Certain Bankruptcy Considerations

         If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Case will continue rather than be converted to a liquidation or that any alternative plan of reorganization would be on terms as favorable to the holders of the Impaired Claims as the terms of the Plan. If a liquidation or protracted reorganization were to occur, there is a

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

substantial risk that there would be little, if any, value available for distribution to the holders of Claims (other than Secured Claims). In addition, if a liquidation or protracted reorganization were to occur, there is a substantial risk that holders of Secured Claims would receive less than they will receive under the Plan.


         C.       Inherent Uncertainty of Financial Projections

         The Projections set forth above cover the Debtor's operations through Fiscal Year 2001. These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtor, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtor and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Debtor's operations. These variations may be material and may adversely affect the ability of the Reorganized Debtor to make payments with respect to post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

         Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtor nor the Reorganized Debtor intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

         D.       Liquidity

         WorldCorp is a highly leveraged holding company. All of WorldCorp's revenues are generated through its positions in Acquisition and InteliData, which have not paid dividends on its common stock since 1992. Acquisition and InteliData currently intend to retain their future earnings, if any, to fund the growth and development of their businesses and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Accordingly, the Reorganized Debtor's ability to pay principal and interest on the Modified Debentures, Accrued Interest Notes and PIK Notes is dependent on receipt of payments under the Tax Sharing Agreement and on the sale of shares of InteliData and payments, if any, on the exercise of Warrants.

         E.       Future Business

         After consummation of the transactions contemplated by the Plan, the Reorganized Debtor's ownership interest in InteliData will be substantially reduced, and all of its remaining shares of InteliData common stock will be subject to liens to secure repayment of the RRF Loan and the Atlas Stockholder Guarantee, as modified pursuant to the Plan. Furthermore, if the Series A Warrants and all of the Atlas Stockholder Warrants are exercised, the Reorganized

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


Debtor will no longer hold any interest in Acquisition. As a result, the Reorganized Debtor may need to raise new capital to finance future operations or acquisitions.

X.       FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following discussion summarizes certain U.S. federal income tax consequences of the Plan to the Debtor, to certain holders of Claims and to the RRF Lenders. The summary provides general information only and does not purport to address all of the federal income tax consequences that may be applicable to the Debtor or to any particular holder of Claims in light of such holder's own individual circumstances. In particular, the summary does not address the federal income tax consequences of the Plan to holders of Claims that may be subject to special rules, such as foreign persons, S corporations, insurance companies, financial institutions, regulated investment companies, broker-dealers and tax-exempt organizations. The summary also does not address foreign, state, local, estate or gift tax consequences of the Plan, nor does it address the federal income tax consequences to holders of Claims that will either be satisfied in full under the Plan or will not receive any recovery under the Plan.

         This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, judicial decision or administrative action. Moreover, due to a lack of definitive authority, uncertainties exist with respect to various tax consequences of the Plan. The Debtor has not requested a ruling from the IRS with respect to the matters discussed in this summary and no opinion of counsel has been sought or obtained by the Debtor with respect thereto.

         This summary assumes that the Atlas Stockholder Notes, the Earn-Out, the Debentures, the Modified Debentures, the Accrued Interest Notes, the PIK Notes, the Senior Notes, the Modified Senior Notes and the RRF Loan each constitute debt rather than equity for federal income tax purposes. It also assumes that the Claims discussed herein (other than General Unsecured Claims and claims of the Senior Subordinated Notes Trustee for unpaid fees, expenses and other amounts), any consideration received with respect to such Claims under the Plan and the RRF Loan are held as capital assets within the meaning of Code section 1221.

         THE TAX CONSEQUENCES TO THE HOLDERS OF CLAIMS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE APPLICABLE TAX LAW. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER OF A CLAIM SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FOREIGN, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN.

         A.       Federal Income Tax Consequences to the Debtor

1.       Consequences of Modification of Debentures

         The Debentures will be modified under the Plan to become Modified Debentures with the same principal amount, plus Accrued Interest Notes having a principal amount equal to accrued but unpaid interest on the Debentures less the appraised fair market value of the Warrants. In addition, holders of Debentures would receive Warrants. The Modified Debentures would differ from the Debentures as follows: (i) the Modified Debentures would permit interest payments that would otherwise be due after the Petition Date and before May 15, 2003 to be paid with PIK Notes; (ii) the Modified Debentures would be subject to pro rata prepayment of principal upon certain events generating cash for the Debtor; and
(iii) the Modified Debentures would be secured by certain assets. The Accrued Interest Notes and PIK Notes would be unconditionally due and payable on May 14, 2003. The Accrued Interest Notes and the PIK Notes would accrue interest at the same rate as the Debentures, compounded semiannually; would be subject to pro rata prepayment prior to the Modified Debentures; and would be secured on the same basis as the Modified Debentures.

         Whether a modification of a debt instrument constitutes an exchange for federal income tax purposes depends on whether that modification is considered a "significant" modification under the applicable Treasury regulations. The modification of the Debentures pursuant to the Plan should not be treated as a significant modification. As a result, the Modified Debentures and Accrued Interest Notes should not be treated as acquired in an exchange, but rather as a continuation of the Debentures for federal income tax purposes, and the Debtor should not recognize any income or loss as a result of the modification. The Debtor will report on this basis for federal income tax purposes.

         Because the Debentures were issued before August 13, 1996, their modification should not be treated as creating any debt instruments that are issued with original issue discount ("OID"). The Debtor will accordingly deduct interest with respect to the resulting Modified Debentures, the PIK Notes issued with respect thereto, and the Accrued Interest Notes in accordance with its accrual method of accounting, as applied to the continuation of the Debentures.

         If, contrary to the foregoing, the Debentures were treated as having been exchanged for federal income tax purposes, the Debtor could have cancellation of indebtedness ("COI") income if the issue price of the Modified Debentures (as determined under the OID rules) were less than the face amount of the Modified Debentures. The issue price of a Modified Debenture that is not treated as a continuation of a Debenture for federal income tax purposes is discussed in more detail below in connection with the tax treatment of holders.

2.       Interest Deductions for 1998 Amounts

         The Debtor has previously accrued interest deductions for interest that was accrued but not paid on May 15, 1998 and November 15, 1998. The Debtor will not recognize any further interest deduction with respect to the Debentures solely as a result of the confirmation of the

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

Plan, except that the Debtor will be entitled to an interest deduction if and to the extent that the Warrants are issued in exchange for interest not previously deducted.

3.       Issuance of Warrants to Holder of Debentures

         The Debtor will not recognize income or deduction as the result of issuing the Warrants to holders of Debentures, except that the Debtor will be entitled to a deduction for the value of the Warrants if and to the extent that such Warrants are issued in exchange for interest not previously deducted.

4. Consequences of Exchange of General Unsecured Claims for Modified Debentures and Warrants

         The exchange by a holder of a General Unsecured Claim for Modified Debentures and Warrants will be treated as a taxable exchange. As discussed in greater detail below, the Debtor expects that Modified Debentures issued to holders of General Unsecured Claims will have an issue price equal to their face amount, less the value of the associated Warrants, so that the portion of any General Unsecured Claim that is not paid with Warrants will be deemed to be paid with debt in the same principal amount. The Debtor accordingly does not expect to incur COI income upon the exchange of General Unsecured Claims for Modified Debentures and Warrants. Furthermore, any deemed cancellation of a portion of a General Unsecured Claim would only give rise to COI income to the extent that the claim would not be deductible if paid. Modified Debentures received by holders of General Unsecured Claims will be treated as issued with OID, and the Debtor will deduct OID on such Modified Debentures as it accrues in accordance with the OID rules.

         The Debtor should not recognize income or loss as the result of issuing the Warrants in partial exchange for General Unsecured Claims.

10       5.       Consequences of Exchange of Senior Subordinated Notes Claims

         The issuance of Modified Senior Notes and/or cash pursuant to the Plan to holders of Senior Subordinated Notes Claims, including both the Senior Subordinated Notes Trustee and holders of Senior Subordinated Notes, will be treated as an exchange for federal income tax purposes. The Debtor expects that the issue price of the Modified Senior Notes will be equal to their stated principal amount. Assuming that this is the case, the Debtor will recognize COI income on the exchange in an amount equal to the sum of the amounts by which (a) the principal, interest and other amounts owed to each holder of a Senior Subordinated Notes Claim under the terms of the Senior Subordinated Notes Indenture exceeds (b) the amount of cash plus the stated principal amount of the Modified Senior Notes issued to such holder. If, however, the issue price of the Modified Senior Notes were less than the stated principal amount of such instruments, the Debtor could have additional COI income as a result of the exchange. The determination of the issue price of the Modified Senior Notes is discussed in more detail below in connection with the tax treatment of holders.

         Modified Senior Notes received by holders of Senior Subordinated Notes Claims will be

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

treated as issued with OID. The Debtor will deduct OID on the
Modified Senior Notes as it accrues in accordance with the OID rules.
2.
3.       6.       Cancellation of Indebtedness Income Generally

         As discussed above, it is possible that the Debtor will realize COI income for federal income tax purposes as a result of certain aspects of the Plan. Section 108(a) of the Code provides that such COI income is excluded from gross income if it arises in a Title 11 proceeding. Under Code section 108(b), any COI income that is excluded from income under section 108(a) is applied to reduce certain of the debtor's tax attributes. Attributes are reduced in the following order: NOLs, general business credit carryovers, minimum tax credit carryovers, capital loss carryovers, the debtor's basis in its property and foreign tax credit carryovers.

4.       7.       Eligibility to File Consolidated Returns

         The ability of the Debtor to use its NOLs to offset taxable income generated by Acquisition, Atlas and Atlas' subsidiaries depends on the Debtor being eligible to join with Acquisition, Atlas and Atlas' subsidiaries in filing a single consolidated federal income tax return. In order to qualify to file such a return, the Debtor must own stock possessing at least 80 percent of the value and 80 percent of the vote of Acquisition, and Acquisition must own a like amount of stock in Atlas. The Debtor presently owns 80 percent of Acquisition's outstanding stock and Acquisition presently owns all of Atlas' outstanding stock, and the Debtor intends to file a consolidated return with Acquisition and Atlas for as long as this remains the case. If at any time the Debtor were considered not to own 80 percent of Acquisition's outstanding stock for federal income tax purposes, the Debtor's NOLs could not, after that time, be used to offset taxable income generated by Acquisition and its subsidiaries, and those companies would generally be liable for income taxes on their separately computed income.

8.       Section 382 of the Code

         Section 382 of the Code imposes certain limitations on the carryforward of NOLs and other attributes after an "ownership change." In general, an ownership change occurs if the stock ownership of a corporation changes by more than 50 percentage points during a three-year testing period. If at any time the Debtor were considered to undergo an ownership change, there would be limitations on the extent to which the Debtor's NOLs could be used to offset taxable income arising after the ownership change.

9.       Sale of InteliData Shares to Acquisition

         The Debtor's sale of InteliData shares to Acquisition in connection with the RRF Loan will be a taxable transaction on which the Debtor will be required to realize gain or loss as if the InteliData shares were sold for their fair market value. The Debtor will be required to recognize such gain or loss currently with respect to the InteliData shares that are sold by Acquisition to the RRF Lenders at $0.01 per share (the "Discount Shares"). Application of the Debtor's NOLs to offset any gain recognized on the sale of the Discount Shares would reduce the amount of the NOLs available to offset taxable income generated by the Debtor and its subsidiaries.

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

Acquisition should, however, be entitled to deduct as interest an amount equal to the spread between the fair market value of the InteliData shares and the amount received for those shares from the RRF Lenders over the life of the RRF Loan.

         The Debtor will defer any gain or loss on the sale of InteliData shares other than the Discount Shares to Acquisition under the Treasury regulations applicable to corporations filing consolidated returns. The Debtor would generally be required to recognize any such deferred gain or loss immediately before any transaction that results in the Debtor no longer being eligible to file a consolidated return with Acquisition. The Debtor would also recognize such deferred gains or losses if and to the extent that Acquisition sells or otherwise disposes of those InteliData shares. Although the Debtor will be able to use any available NOLs and other tax attributes to offset any deferred gain when that gain is recognized, there can be no assurance that the Debtor will, at such time, have sufficient NOLs to fully offset the gain or that the Debtor's NOLs will not be subject to limitations that could prevent the NOLs from being used to fully offset such gain.

10       Alternative Minimum Tax

         The Code provides that, for any taxable year, a corporation's federal income tax liability equals the greater of (a) the regular tax computed at standard corporate rates on taxable income and (b) the alternative minimum tax ("AMT") computed at a 20 percent rate on a broader base, alternative minimum taxable income ("AMTI"). For purposes of computing a corporation's regular federal income tax liability, all of the income recognized in a taxable year may be offset by available NOLs and other tax carryovers (to the extent permitted under, inter alia, sections 382 and 383 of the Code). By contrast, for purposes of computing AMTI, NOLs (as determined for AMT purposes) and other tax carryovers generally are taken into account, but they may not offset more than 90 percent of the pre-NOL AMTI. Thus, a corporation that is currently profitable for AMT purposes generally will be required to pay federal income tax at an effective rate of at least 2 percent of its pre-NOL AMTI (i.e., 10 percent of the 20 percent AMT tax rate), regardless of the amount of its NOLs. As a result, even if the Debtor is otherwise able to fully shelter its income with NOLs, it will be subject to current taxation in any year in which it has positive net pre-NOL AMTI. To the extent that a corporation's AMT liability for any taxable year exceeds its regular federal income tax liability, the excess may be carried forward as a credit against its regular tax liability in subsequent years.

         B.       Federal Income Tax Consequences to Holders of Claims

         The federal income tax consequences of the Plan to holders of Claims will depend on several factors, including but not limited to (1) whether a holder's Claim (or portion thereof) constitutes a claim for principal or interest, (2) the type of consideration received by a holder in exchange for the Claim and (3) whether a holder has taken a bad debt or worthless security deduction with respect to its Claim.


         HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

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

1.       Tax Consequences of the Modification of the Debentures

         As discussed above, the Modified Debentures and Accrued Interest Notes should be treated as a continuation of the Debentures for federal income tax purposes. Accordingly, issuance of Modified Debentures and Accrued Interest Notes to holders of Debentures should not result in the recognition of gain or loss by the holders of Debentures.

         If, contrary to this interpretation, there is deemed to be an exchange of Debentures and claims for accrued interest thereon for Modified Debentures, Accrued Interest Notes and Warrants for federal income tax purposes, the federal income tax consequences of the Plan to holders of Debentures will depend on whether the Debentures and the Modified Debentures qualify as "securities" within the meaning of the provisions of the Code governing reorganizations. The Treasury regulations provide that rights, such as warrants, that are issued by a party to a reorganization to acquire its own stock will be treated as securities. There is, however, no definitive guidance as to when a debt instrument will be considered a security. In general, a debt instrument constitutes a security if it represents a participating, continuing interest in the issuer, rather than merely a right to a cash payment. The term of a debt instrument is usually regarded as a significant factor in determining whether it is a security. The IRS has ruled that a debt instrument with a maturity of ten years or more is treated as a security. Under the case law, debt instruments with maturities ranging between five and ten years are often held to be securities. Debt instruments with a five-year term or less rarely qualify as securities. For purposes of the discussion that follows, it is assumed that the Debentures and the Modified Debentures will be treated as securities, and that the Accrued Interest Notes will not be treated as securities. It is possible, however, that the IRS could take a different position, particularly with respect to the Modified Debentures.

         Assuming that the Debentures and Modified Debentures are treated as securities, a deemed exchange of Debentures for Modified Debentures would qualify as a recapitalization within the meaning of section 368(a)(1)(E) of the Code. If the exchange were treated in that manner, the federal income tax consequences would be as follows:

(i) A Debenture holder would not recognize loss on the exchange, but would recognize gain to the extent of the lesser of the amount of gain realized and the amount specified by sections 354 and 356 of the Code. The amount of gain realized by a holder would be equal to the excess of (a) the issue price of the Modified Debentures over (b) such holder's adjusted tax basis in its Debentures. The amount specified by sections 354 and 356 of the Code would equal the fair market value of the excess of the "principal amount" of the Modified Debentures over the "principal amount" of the Debentures exchanged therefor. There is no authority directly on point on the interpretation of the term "principal amount" in this context. The term may be applied literally to refer to the respective principal amounts payable at maturity on the Modified Debentures and the Debentures. It is also possible, however, that the term "principal amount" may be interpreted to refer to the issue price of the Modified Debentures and the adjusted issue price of the Debentures, in each case as determined at the time of the Effective Date, so that the fair market value of the excess principal amount would be the difference between the two, if any.

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

(ii) Any gain recognized on the exchange would constitute capital gain, and such capital gain would qualify as long-term capital gain if the holder has held the Debentures for more than one year as of the Effective Date.



(iii) A Debenture holder should have an aggregate tax basis in its Modified Debentures equal to such holder's adjusted tax basis in the Debentures exchanged therefor, reduced by the fair market value of the excess of the principal amount of the Modified Debentures received by the holder over the principal amount of the Debentures exchanged for such Modified Debentures, and increased by any gain recognized on the exchange. The holding period of the Modified Debentures should include the holding period of the Debentures exchanged therefor.

         If the modification of the Debentures were deemed an exchange for federal income tax purposes and if such exchange failed to qualify as a recapitalization, a Debenture holder would recognize gain or loss upon the modification of its Debentures as if those Debentures were sold for an amount equal to the issue price of the Modified Debentures received therefor. The issue price of the Modified Debentures should be their face amount unless, as discussed in greater detail below, the Debentures or the Modified Debentures are treated as publicly traded within the meaning of the OID rules. Any gain or loss on the modification of the Debentures would constitute capital gain or loss, and would qualify as long-term capital gain or loss if the holder has held the Debentures for more than one year as of the Effective Date. A Debenture holder's basis in its Modified Debentures would be equal to the issue price of the Modified Debentures exchanged therefor.

     2. Tax Consequences of Receipt of Warrants and Accrued Interest Notes.

                    50. Receipt of Warrants by a Debenture holder will be taxable as interest income, except to the extent a holder has previously reported such interest as income (and has not claimed a deduction from writing off the previously included income). The reportable amount will be the fair market value of the Warrants. A Debenture holder's tax basis in Warrants received for unpaid Debenture Interest should be equal to the fair market value of the Warrants, and the holding period for such Warrants and such Accrued Interest Notes should commence on the day following the Effective Date.

                    60. Receipt of Accrued Interest Notes by a Debenture holder should not give rise to any income or deduction. Such Accrued Interest Notes should be treated as part of the continued holding of Debentures, for the reasons described above. If, contrary to this interpretation, the Debentures are treated as having been exchanged for federal income tax purposes, the holder would be treated as having received interest income upon receipt of the Accrued Interest Notes, except to the extent a holder has previously reported such interest as income (and has not claimed a deduction from writing off the previously included income). The amount

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

                     of such interest income would be equal to the issue price of the Accrued Interest Notes. The issue price of the Accrued Interest Notes, in the event they are not treated as part of the continued holding of Debentures, is discussed in more detail below.

     7.       3.       Tax Consequences of an Exchange of General Unsecured
                       Claims


         Assuming that the General Unsecured Claims do not qualify as securities for purposes of the Code provisions governing reorganizations, the exchange by a holder of a General Unsecured Claim for Modified Debentures, Series A Warrants and Series B Warrants will be treated as a taxable exchange. The holder would recognize gain or loss based on the difference between (a) the sum of the issue price of the Modified Debentures and the fair market value of the Series A Warrants and Series B Warrants received by the holder and (b) such holder's adjusted tax basis in its General Unsecured Claim. Such gain or loss would be ordinary or capital gain or loss depending on whether the General Unsecured Claim is held as a capital asset. If the gain or loss is capital gain or loss, such gain or loss will be long-term capital gain or loss if the holder has held its General Unsecured Claim for more than one year as of the Effective Date. The issue price of the Modified Debentures is discussed in more detail below.

         Any consideration received for a General Unsecured Claim that is allocable to both accrued but unpaid interest on, and the principal amount of, a General Unsecured Claim will be taxable to the holder as interest income to the extent of the unpaid interest, unless the holder has previously reported such interest as income (and has not claimed a deduction from writing off the previously included income). Only the balance of the distribution after the allocation of proceeds to accrued interest would be considered received by the holder in respect of the principal amount of the General Unsecured Claim. Such an allocation would reduce the amount of gain, or increase the amount of loss, realized by the holder with respect to the General Unsecured Claim. If such loss were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

     8.       4.       Tax Consequences of Owning and Disposing of the Modified
                       Debentures and the Accrued Interest Notes

              a.       Original Issue Discount and Determination of Issue Price

         As discussed above, the Modified Debentures and Accrued Interest Notes should be treated as a continuation of the Debentures for federal income tax purposes. Although the matter is not free from doubt, because the Debentures were issued before August 13, 1996, Modified Debentures and Accrued Interest Notes received as a result of the modification of the Debentures should not be treated as being issued with OID. Holders of the Modified Debentures, Accrued Interest Notes and PIK Notes should as a result take into account interest on such Modified Debentures, Accrued Interest Notes and PIK Notes in accordance with their method of accounting, as applied to a holding of the Debentures.

         Modified Debentures received in exchange for General Unsecured Claims will be treated as issued with OID. In addition, if, contrary to the foregoing, the modification of the Debentures were treated as an exchange for federal income tax purposes, the Modified Debentures and Accrued Interest Notes received as a result of the modification would be treated as issued with OID.

         The holder of a debt instrument issued with OID is required to include in gross income for federal income tax purposes the sum of the daily portions of OID for each day during the taxable year or portion thereof that it holds the debt instrument, regardless of whether or not it actually receives a payment relating to the OID in such year. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to (1) the product of (a) the "adjusted issue price" of the debt instrument at the beginning of each accrual period, multiplied by (b) the yield to maturity of the debt instrument, less (2) the sum of any payments of "qualified stated interest" ("QSI") during the accrual period. The adjusted issue price of a debt instrument at any given time is its issue price increased by all accrued OID for prior accrual periods and decreased by the amount of any payment previously made on the debt instrument other than payments of QSI. Interest payments constitute payments of QSI if they are actually and unconditionally payable at least annually in cash or property, other than debt instruments of the issuer, at a single fixed or qualified floating rate (or a combination of the two).

         For purposes of computing OID (if any) with respect to the Modified Debentures, the holder of a Modified Debenture will generally be required to take into account accruals and payments with respect to any PIK Note issued in respect of such Modified Debenture. None of the interest payments on the Modified Debentures or the Accrued Interest Notes will qualify as QSI. The accrual period for each of the Modified Debentures, Accrued Interest Notes and PIK Notes (except for any initial short period) is each semiannual period ending on May 15 and November 15 of each calendar year through and including the maturity date of those instruments.

         The issue price of a Modified Debenture issued in exchange for a General Unsecured Claim should be equal to its face amount. If, however, the Modified Debentures were treated as publicly traded for purposes of the OID rules, or if the modification of the Debentures were treated as an exchange for federal income tax purposes and the Debentures were treated as publicly traded, the issue price of the Modified Debentures received in exchange for a General Unsecured Claim would be equal to the fair market value of the Modified Debentures or, if applicable, the Debentures as of the Effective Date. The Modified Debentures or the Debentures would be treated as publicly traded for purposes of the OID rules if they were considered to be traded on an established market (as defined in such rules) at any time during the 60 day period beginning 30 days before confirmation of the Plan or if they were subject to a temporary restriction on trading a purpose of which is to avoid characterization as being publicly traded. While the Debtor cannot provide assurance on this point, the Debtor does not expect that the Modified Debentures or the Debentures will be treated as publicly traded, as that term is used in the OID rules.

         As previously discussed, Modified Debentures and Accrued Interest Notes issued as a result of the modification of the Debentures would not be treated as issued with OID unless, contrary to the analysis described above, such modification is deemed to constitute an exchange for federal income tax purposes. In this event, the Modified Debentures and Accrued Interest

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

Notes would be treated as a unitary debt instrument with an issue price that should be equal to its aggregate face amount. If, however, either the Debentures or the resulting debt instrument consisting of the resulting Modified Debentures and Accrued Interest Notes were treated as publicly traded under the rules described above, the issue price of the resulting debt instrument would be equal to its fair market value as of the Effective Date. While the Debtor cannot provide assurance on this point, the Debtor does not expect that any of the Debentures, the resulting Modified Debentures, or the resulting Accrued Interest Notes, will be publicly traded, as that term is used under the OID rules.

         Since each holder of a Modified Debenture or Accrued Interest Note that is treated as issued with OID will recognize as ordinary income, through the accrual of OID, the full amount of interest with respect to the Modified Debenture (as well as with respect to any PIK Note issued with respect to such Modified Debenture) or Accrued Interest Note, such holder generally should not recognize additional ordinary income upon receipt of a PIK Note or a cash payment of stated interest.

         Upon disposition of a Modified Debenture issued with OID, or of a PIK
Note issued in respect thereof, the holder will be required (unless it disposes of a Modified Debenture together with all PIK Notes issued in respect thereof) to allocate the adjusted tax basis, adjusted issue price, stated redemption price at maturity and acquisition premium (discussed below), if any, of the combined Modified Debenture and PIK Note among the instruments retained and the instruments disposed of in order to determine OID with respect to the retained instruments. Although it is not clear, it is likely that the adjusted tax basis and adjusted issue price of a Modified Debenture would be allocated between such Modified Debenture and any PIK Note issued in respect thereof at the time of such issuance based on their respective principal amounts. OID on the retained instruments would accrue in the same manner as described above.

b.       Amortizable Bond Premium

         If the tax basis of a holder's debt instrument exceeds its "amount payable at maturity," the excess may be deductible by the holder as "amortizable bond premium" under Code section 171 on a constant interest rate basis over the term of such instrument. Such deductions are available only if the holder makes or has made a timely election under Code section 171. If a holder makes an election to amortize bond premium, the amortization deductions may be subject to certain limitations, including the investment interest limitations of Code section 163(d) or the overall limitation on itemized deductions under Code section 68. In addition, the tax basis of such debt instrument must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium. Finally, any such election would apply to all debt instruments held or subsequently acquired by the electing holder and could not be revoked without permission from the IRS.

c.       Market Discount

         A holder of a debt instrument comprised of some or all of a Modified Debenture, Accrued Interest Note, or PIK Note generally will be required to treat any gain recognized on the sale, exchange, redemption or other disposition of such debt instrument as ordinary income to the extent of any accrued market discount. The market discount rules also provide that a holder that acquires a debt instrument at a market discount may be required to defer the deduction of a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

         Market discount generally is the excess of the stated redemption price at maturity of a debt instrument (adjusted to exclude any unaccrued OID) over the holder's tax basis in the instrument immediately after its acquisition. In addition, under a de minimis exception, the amount of market discount is considered to be zero if it is less than the product of .25% of the stated redemption price at maturity multiplied by the number of complete years from the acquisition to maturity. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date, unless the holder elects to accrue such discount on the basis of the constant yield method.

         A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as interest as it accrues, in which case the foregoing rules would not apply. This election would apply to all debt instruments with market discount acquired by the electing holder on or after the first full day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS.

         Pursuant to the OID regulations, holders of debt instruments are permitted to elect to include all interest, discount (including de minimis market discount) and premium on a debt instrument in income currently on a yield to maturity basis. Such an election would constitute an election to include market discount currently in income on all market discount bonds held by such holders. Holders of debt instruments arising from the Plan should consult their own tax advisors regarding the availability and advisability of making such an election.

                                d. Dispositions

         Upon the sale, exchange or redemption of a Modified Debenture, Accrued Interest Note, or PIK Note, a holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of the property received and the holder's adjusted tax basis in the debt instrument disposed of. Such gain or loss will be capital gain or loss, except to the extent of any accrued but unpaid interest and any accrued market discount, and will be long-term capital gain or loss if the holder's holding period exceeds one year at the time of the sale, exchange or redemption.

         As noted above, the OID Regulations treat a Modified Debenture issued with OID, and any PIK Notes issued with respect thereto, as part of the same debt instrument. If, however, a holder disposes of a Modified Debenture or a PIK Note separately, in order to determine the amount of its gain or loss recognized the holder will be required to allocate the adjusted tax basis, adjusted issue price and acquisition premium of the combined debt instrument among the components retained and disposed of.

         Also as noted above, the Modified Debentures and Accrued Interest Notes resulting from

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

the modification of the Debentures, as well as the PIK Notes issued with respect thereto, should be treated as a continuation of the Debentures. Although not subject to the OID Regulations, a holder disposing of a separate instrument comprising the continuation of a Debenture should also allocate tax basis of the combined debt instrument among the components retained and disposed of.

     9.       5.       Tax Consequences of the Series A and Series B Warrants

    No gain or loss will be recognized by a holder upon the exercise of Series A Warrants for stock in Acquisition, or upon the exercise of Series B Warrants for stock in the Debtor, except that gain or loss will be recognized with respect to any Modified Debentures that are used to pay the exercise price of such Series A Warrants or Series B Warrants. A holder's tax basis in the shares of Acquisition or the Debtor received upon the exercise of the Series A or Series B Warrants, as applicable, will equal the sum of the holder's adjusted tax basis in the Warrants exercised plus the price paid upon the exercise thereof. The holding period of the Acquisition or Debtor stock received upon the exercise of Series A or Series B Warrants will not include the period during which the Warrants were held by such holder.

         The sale or exchange by a holder of its Series A or Series B Warrants will result in the recognition of gain or loss to the holder for federal income tax purposes in an amount equal to the difference between the amount realized on such sale or exchange and the holder's tax basis in the Warrants. Such gain or loss will constitute capital gain or loss, assuming that the Acquisition or Debtor stock would have been a capital asset in the hands of the holder had the Warrants been exercised. Such capital gain or loss should qualify as long-term capital gain or loss if such holder has held its Warrants for more than one year.

         If a holder's Series A or Series B Warrants lapse without exercise, the holder will recognize a capital loss equal to the holder's tax basis in the lapsed Warrants. Any such capital loss should be long-term if such holder has held the lapsed Warrants for more than one year.

     6.       Tax Consequences of Exchange of Senior Subordinated Notes Claims

         Assuming that the Senior Subordinated Notes are not treated as securities for purposes of the Code provisions governing reorganizations, the issuance of Modified Senior Notes and/or cash to the holders of Senior Subordinated Notes Claims, including both the Senior Subordinated Notes Trustee and holders of Senior Subordinated Notes, will be treated as a taxable exchange. Each holder of a Senior Subordinated Notes Claim will recognize gain or loss on the exchange based on the difference between (a) the sum of the cash and the issue price of the Modified Senior Notes received by such holder, and (b) the holder's adjusted tax basis in the Senior Subordinated Notes Claim exchanged therefor. The issue price of the Modified Senior Notes will equal their stated principal amount, unless either the Senior Subordinated Notes or the Modified Senior Notes are treated as publicly traded under the rules described above in the discussion of the tax consequences of owning the Modified Debentures. The Debtor does not expect that the Senior Subordinated Notes or the Modified Senior Notes will be treated as publicly traded under these rules, although no assurance can be provided on this point.

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

         Any gain or loss recognized by a holder on the exchange of a Senior Subordinated Notes Claim for Modified Senior Notes and/or cash would be capital gain or loss, except that (a) gain recognized on such an exchange would be treated as ordinary income to the extent of any market discount not previously included in income by the holder, and (b) gain or loss recognized by the Senior Subordinated Notes Trustee, if any, will be capital only if the Senior Subordinated Notes Trustee's Claim is held as a capital asset. To the extent that such gain or loss is a capital gain or loss, it would be long-term capital gain or loss if the holder has held its Senior Subordinated Notes Claim for more than one year as of the Effective Date.

         Because the timing of the payments on the Modified Senior Notes will be contingent on the amount of Available Cash, interest payments on the Modified Senior Notes will not qualify as payments of QSI and the Modified Senior Notes will be treated as issued with OID. Holders of Modified Senior Notes will be required to include OID in income as it accrues in accordance with the OID rules described above.


         C.       Federal Income Tax Consequences to the RRF Lenders

         Because the timing of the payments on the RRF Loan will be contingent on the timing of payments made under the Tax Sharing Agreement, the interest payments on the RRF Loan will not qualify as payments of QSI, and the RRF Loan will be treated as a debt instrument issued with OID. In addition, the RRF Lenders will be required for federal income tax purposes to allocate to the right they receive to acquire InteliData shares an amount of the RRF Loan proceeds equal to the fair market value of the InteliData shares less the stated $.01 per share price. The amount allocated to the right to acquire the InteliData shares will be treated as reducing the issue price of the RRF Loan and creating additional OID. The RRF Lenders' basis in the InteliData shares they acquire upon the exercise of the right will equal the fair market value of those shares as of the Effective Date.

         The contingent timing of the payments under the RRF Loan could affect the yield of the RRF Loan as computed for purposes of the OID rules. As a result, the RRF Loan will be subject to the Treasury regulations governing contingent payment debt instruments. After consultation with the RRF Lenders, Acquisition will, as required by these regulations, determine a comparable yield and a projected payment schedule for the RRF Loan. Acquisition will then report, and the RRF Lenders would generally be required to recognize, interest on the RRF Loan in the manner provided in the OID rules based on the comparable yield and projected payment schedule, with adjustments if actual payments differ from projected payments. An RRF Lender that determines its own projected payment schedule and accrues interest on the basis of such schedule must disclose this fact and the basis for such schedule to the IRS. Acquisition will use its best judgment based on the facts known to it as of the Effective Date to determine the comparable yield and projected payment schedule, but no assurance can be given that the IRS will agree with Acquisition's determination.

XI.      VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS

         In order to confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court

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

make a series of determinations concerning the Plan, including that (a) the Plan has classified Claims and Interests in a permissible manner;
(b) the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code; (c) the Debtor proposed the Plan in good faith, and (d) the Debtor's disclosures as required by Chapter 11 of the Bankruptcy Code have been adequate and have included information concerning all payments made or promised by the Debtor in connection with the Plan. The Debtor believes that all of these conditions will have been met by the date set for the hearing on confirmation and will seek rulings of the Bankruptcy Court to such effect at that hearing.

         The Bankruptcy Code also requires that the Plan shall have been accepted by the requisite votes of creditors and equity security holders (except to the extent that "cram down" is available under Section 1129(b) of the Bankruptcy Code); that such Plan be feasible (that is, that there be a reasonable prospect that the Debtor will be able to perform its obligations under the Plan and continue to operate its business and will not likely require further financial reorganization); and that such Plan is in the "best interests" of all impaired creditors and equity security holders (that is, that impaired creditors and equity holders will receive at least as much pursuant to such Plan as they would receive in a Chapter 7 liquidation). To confirm the Plan, the Bankruptcy Court must find that all of these conditions are met with respect to the Plan. Thus, even if the creditors and equity security holders of the Debtor accept the Plan by the requisite votes, the Bankruptcy Court must make independent findings respecting such Plan's feasibility and whether it is in the best interests of the Debtor's creditors and equity security holders before it may confirm such Plan.

         A.       Classification of Claims and Interests

         The Bankruptcy Code requires that a plan of reorganization place each creditor's claim and each equity security holder's interest in a class with other Claims and Interests which are "substantially similar." The Debtor believes that the Plan meets the classification requirements of the Bankruptcy Code.

         B.       Voting

         Impaired Classes. As a condition to confirmation, the Bankruptcy Code requires that each Impaired Class of Claims or Interests accept the Plan. A Class is "impaired" if the legal, equitable or contractual right attaching to the Claim or Interests of that class are modified, other than by curing defaults and reinstating maturity or by payment in full in cash. The Bankruptcy Code defines acceptance of a plan by an impaired class of Claims as acceptance by holders of two-thirds in dollar amount and a majority in number of Claims of that class who actually vote to accept or reject such plan. The Bankruptcy Code defines acceptance of a plan by an impaired class of Interests (equity securities) as acceptance by holders of two-thirds of the number of shares in such Class who actually vote. Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the plan. Each holder of a security issued under an indenture is entitled to vote with respect to such security; indenture trustees cannot vote on any Plan on behalf of such holders. Holders of Claims and Interests included in Class 4 (Atlas Stockholders Secured Claims), Class 6 (Non-Electing Senior Subordinated Notes Claims), Class 7 (Debentures Claims), Class 8 (General Unsecured Claims), Class 10 (Old Warrants), Class 11

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


(Sun Options), and Class 12 (Electing Senior Subordinated
Notes Claims) are impaired under the Plan.

         The Bankruptcy Court has fixed voting procedures for holders of certain Impaired Claims. For a discussion of Bankruptcy Court approved voting procedures, see Section II - The Bankruptcy Plan Voting Instructions and Procedures.

         Classes That Are not Impaired. Classes of Claims that are not impaired under the Plan are deemed to have accepted the Plan. Holders of Claims and Interests in Class 1 (Other Priority Claims), Class 2 (World Airways Secured Loan Claim), Class 3 (Miscellaneous Secured Claims), Class 5 (Administrative Convenience Claims) and Class 9 (Interests) are not impaired under the Plan.

         Under section 1126(f) of the Bankruptcy Code, the holders of Unimpaired Classes are conclusively presumed to accept the Plan and the votes of such holders will not be solicited.

         Claims in Class 11 (Sun Options) are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the holders of Claims and Interests in such Classes are deemed to reject the Plan. Nevertheless, the Debtor reserves the right to solicit votes in favor of the Plan from these holders.

         C.       Best Interests Test

         Notwithstanding the acceptance of the Plan by each Impaired Class,
Section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court determine that the Plan is in the best interests of all classes of creditors and equity security holders impaired by the Plan. The best interests test requires that the Bankruptcy Court find that, unless a member of the class has consented to a lesser recovery, the Plan provides to each member of each impaired Class of Claims and Interests a recovery which has a value at least equal to the value of the distribution which each such person would receive if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code. The Debtor believes that the Plan meets the "best interests" test.

         D.       Liquidation Analysis

         The following liquidation analysis (the "Liquidation Analysis") has been prepared to provide an estimate of recoveries that might be realized by holders of various classes of claims and interests if the assets of the Debtor were liquidated in a Chapter 7 proceeding, as an alternative to the distributions contemplated by the Plan. The Liquidation Analysis presents two alternative scenarios, entitled "Estimated Reorganization Value" and "Estimated Liquidation Value" respectively. The assumptions and calculations underlying these different scenarios are explained below. These explanations are followed by a table that sets forth the estimated recoveries under each scenario.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtor, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor, and

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

assumptions with respect to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values shown for Estimated Reorganization Value will in fact be realized if the Plan is confirmed and becomes effective, or that the values shown for Estimated Liquidation Value would be realized if the Debtor were, in fact, to undergo such a Chapter 7 liquidation.

Reorganization Scenario

         The reorganization scenario assumes that the Plan is confirmed and become effective on March 31, 1991. Distributions under the Plan, other than with respect to Disputed Claims, are assumed to be made on the Effective Date.

         Investment in InteliData and Acquisition. The Plan calls for the Debtor to sell InteliData shares to Acquisition on the Effective Date in return for cash in an amount sufficient to pay all of the administrative expenses of the Chapter 11 case and to repay the World Airways secured claim and the Administrative Convenience Creditors in full, and to repurchase Modified Senior Notes from Electing Senior Noteholders. The purchase price per share of InteliData stock in this transaction will be set at $[0.95] per share for shares to be retained by Acquisition and $0.01 per share for shares to be resold to the RRF Lenders at that price. Both prices are expected to represent a discount from market value at the Effective Date, in recognition of the facts that (i) in connection with the RRF Loan, Acquisition will be required to transfer to the RRF Lenders, a number of InteliData shares equal to 10% of the amount of the RRF Loan and to pledge its remaining shares of InteliData to the RRF Lenders to secure the RRF Loan, (ii) Acquisition will be assuming recourse liability for the loan, and (iii) as owner of 80% of the shares of acquisition, Reorganized Debtor will retain 80% of any net economic value transferred to and retained by Acquisition. For purposes of illustration, the reorganization scenario assumes that the market value of the shares is $1.50 per share at the Effective Date. The InteliData shares retained by the Debtor, as well as those purchased by Acquisition and not transferred to the RRF Lenders, are valued at this assumed market value. Eighty percent of the value of the InteliData shares owned by Acquisition in excess of the amount of the RRF Loan is added to the Debtor's investment in Acquisition.

         Because the amount of cash required to fund the Plan depends upon whether and to what extent Senior Subordinated Noteholders elect to receive cash on the Effective Date, the Liquidation Analysis presents two cases, entitled "Case 1" and "Case 2." Case 1 assumes that all Senior Subordinated Noteholders (including the Senior Subordinated Notes Trustee) elect to receive cash on the Effective Date, causing the cash needs of the Debtor and the amount of the RRF Loan to be approximately $5,000,000 higher than in Case 2, which assumes that all Senior Subordinated Noteholders (including the Senior Subordinated Notes Trustee) receive Modified Senior Notes payable over time from future tax-sharing payments. Because the Debtor's cash needs and the amount of the RRF Loan are smaller in Case 2, (i) fewer InteliData shares are sold to Acquisition, (ii) the number of shares sold at the nominal price of $0.01 per share is correspondingly reduced, and (iii) the dilutive effect of Acquisition's 20% minority interest is reduced. Accordingly, the proceeds available for distribution to creditors under Reorganization Scenario Case 2 are higher than under Case 1. This effect is offset, however, by the increased amount of the Modified Senior Notes issued in Case 2 and by the fact that the Modified Senior

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

Notes will continue to accrue interest after the Effective Date at 12.75% per annum.

         Administrative Expenses. Certain Chapter 11 professionals hold retainers that will be applied toward payment of their allowed Chapter 11 fees and expenses. In addition, a portion of the proceeds of the Debtor's prepetition sale of InteliData Shares remained in escrow on the Petition Date for purposes of paying Chapter 11 Administrative Expenses. The estimated amount of these unapplied retainers and escrowed funds is listed under Assets. The estimated amounts shown for Chapter 11 Professional Fees include fees and expenses that will be paid from these retainers. Allowed Chapter 11 fees and expenses in excess of retainers will be paid on the Effective Date from proceeds of sale of InteliData shares.

         Secured Claims. The World Airways claim is secured by liens upon 1,615,396 InteliData shares owned by the Debtor and by 350,000 World Airways shares owned by Acquisition. The amount shown for this claim includes all principal, accrued interest and unpaid expenses through November 30, 1998. This claim is assumed to be paid in full under both the reorganization scenario and the liquidation scenario.

         The Atlas Stockholder Secured Claim is secured by liens upon any and all of the Debtor's shares of stock in InteliData, Atlas, World Airways and Acquisition, as well as by liens upon any and all of Acquisition's shares of stock in InteliData, World Airways and Atlas. The Plan provides for the Atlas Stockholders to release their liens on the shares of Acquisition but to modify their liens upon the InteliData Shares, so that such liens are subject to the prior liens of the RRF Lenders. Because the reorganization scenario assumes that the liabilities secured by these liens will be paid by Acquisition from distributions under the Tax Sharing Agreement, no distribution to the Atlas Stockholders is shown.

         Unsecured Claims. The Plan contemplates that Administrative Convenience Creditors will be paid in full on the Effective Date from the proceeds of sale of the InteliData shares to Acquisition.

         The Plan provides for holders of Class 6 Non-Electing Senior Subordinated Notes Claims to receive Modified Senior Notes with an aggregate principal amount equal to the sum of (i) the outstanding principal balance of the Senior Subordinated Notes, plus (ii) interest accrued through the Effective Date at the rates provided in the Senior Subordinated Notes Indenture, plus
(iii) all fees, expenses, and other amounts incurred through the Effective Date for which the Debtor is liable under the terms of the Senior Subordinated Notes Indenture. The Plan also provides, however, that holders of Senior Subordinated Notes (including the Senior Subordinated Notes Trustee) who vote to accept the Plan may elect to receive, in full satisfaction of their rights (including intercreditor subordination rights and any right to seek payment of post-petition fees and expenses as an Administrative Claim) with respect to the Senior Subordinated Notes and under the Senior Subordinated Notes Indenture, their proportionate share of the cash available for distribution to Electing Senior Note Holders plus, if that cash is insufficient to pay them principal plus accrued interest at 10% per annum through the Effective Date, Modified Senior Notes with an aggregate principal balance equal to the difference. (The maximum amount of cash available for distribution to Electing Senior Noteholders is equal to $[5 million] and is subject to reduction if Administrative Expense exceed a certain level.)

         The Liquidation Analysis presents two alternative reorganization scenarios, entitled "Case 1" and "Case 2." Case 1 assumes that all Senior Subordinated Noteholders (including the Senior Subordinated Notes Trustee) elect to receive cash on the Effective Date in exchange for their Modified Senior Notes and relinquishment of their rights under the Senior Subordinated Notes Indenture. Because the $5 million of available cash assumed under Case 1 is not sufficient to pay all Senior Noteholders the full amount of principal plus interest at 10% per annum plus the Senior Subordinated Notes Trustee's fees and expenses through the Effective Date, Case 1 provides for issuance of Modified Senior Notes in an aggregate principal amount equal to the difference, which is assumed to be $500,000. Case 2 assumes that none of the Senior Subordinated Noteholders elect such treatment and that all receive Modified Senior Notes. The Debtor estimates that default interest, postpetition interest, fees, expenses and other amounts payable under the terms of the Senior Subordinated Notes Indenture will cause the aggregate principal amount of the Modified Senior Notes to be $250,000 more than the sum of principal plus prepetition interest at the non-default rate. The Modified Senior Notes are to be paid over time from proceeds of tax-sharing payments after the RRF Loan has been repaid.

         The Plan provides for holders of Debentures Claims and General Unsecured Claims to receive a combination of Modified Debentures, Accrued Interest Notes and Series A and Series B Warrants with an aggregate value as of the Effective Date equal to the amount of their Allowed Claims plus interest at 7% per annum from the Petition Date to the Effective Date. The recoveries shown for these creditors in the Estimated Reorganization Value column of the Liquidation Analysis represent a pro rata allocation of the estimated value of the undistributed assets of the Reorganized Debtor. The Plan contemplates that these creditors will receive payments from cash received by the Reorganized Debtor under the Tax Sharing Agreement after payment of the company's administrative expenses. Because distributions to the Reorganized Debtor under the Tax Sharing Agreement are not expected to exceed its administrative expenses until the RRF Loan and, if applicable, the Modified Senior Notes have been repaid in full, the Liquidation Analysis does not attribute value to the Modified Debentures, Accrued Interest Notes, and Warrants in excess of their pro rata share of the estimated value of the undistributed assets of the Reorganized Debtor.

         Interests, Warrants and Options. The Plan contemplates that WorldCorp shareholders will retain their interests and be the shareholders of the Reorganized Debtor. Similarly, the Old Warrants will be exchanged for Atlas Stockholder Warrants that are similar in most respects to the Old Warrants. Accordingly, the Liquidation Analysis treats both of these classes as receiving 100% distributions in the reorganization scenario. The Plan provides for the Sun Options to be canceled and for the holders to receive no distribution.

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

Liquidation Scenario

         The liquidation scenario assumes that the Debtor's Chapter 11 case is converted to a liquidation under Chapter 7 and a trustee is appointed on March 31, 1999 (the "Conversion Date"), and that the investment assets of the Debtor are liquidated for cash during the period ending December 31, 1999 (the "Liquidation Period"). The proceeds of sale are assumed to be invested by the Chapter 7 trustee in accordance with the guidelines set forth in Section 345 of the Code until distribution. The Debtor has assumed for the purpose of the Liquidation Analysis that the interest earned on investment proceeds by the Chapter 7 trustee would offset the loss associated with the time value of money due to any delay in making final distributions to creditors.

         The liquidation scenario further assumes that the Chapter 7 trustee does not seek to set aside the Atlas transaction and that the Atlas Stockholders do not assert damage claims against the estate arising out of that transaction. While the Debtor believes that it has legitimate grounds for attacking the Atlas transaction, the uncertainty, additional cost and delay associated with such litigation, coupled with the likelihood of defenses and counterclaims by the Atlas Shareholders, make any net recovery too speculative to be included in a comparative analysis.

         Investment in InteliData and Acquisition. The value shown for the Debtor's investment in InteliData represents the shares owned at the petition date valued at the assumed value of $1.50 per share, less a 15% discount. This discount is attributable to the fact that the number of shares owned by the Debtor is far too large to be sold into the public market without significantly depressing the price, but is not large enough to give a private purchaser control of the company. The value shown for the Debtor's investment in Acquisition represents 80% of the current market value of 3,522,586 shares of common stock of World Airways that are owned by Acquisition.

         Administrative Expenses. In addition to Chapter 11 administrative expenses, which are assumed to be incurred during the period before the case is converted, the liquidation scenario assumes a Chapter 7 trustee's fee equal to 3% of the value of the assets and other Chapter 7 expenses (including Chapter 11 professional fees) of $300,000.

         Secured Claims. In the liquidation scenario, the World Airways Secured Loan Claim is assumed to be paid in full from the proceeds of sale of the InteliData shares that secure the claim. The Atlas Stockholder Secured Claim, in the amount of $16 million plus amounts due under the Earn-Out, is secured by liens on all of the remaining InteliData shares and all of the Debtor's shares in Acquisition. Because the estimated value of these shares is less than the amount of the claim, which is assumed to be equal to $17 million, all remaining proceeds of sale of these assets are assumed to be paid to the holders of the Atlas Stockholder Secured Claim.

         Remaining Claims and Interests. Because the total amount of estimated proceeds in the liquidation scenario is less than the aggregate amount of secured claims and administrative expenses, holders of Senior Subordinated Notes Claims, Debentures Claims, General Unsecured Claims, Interests, Old Warrants and Sun Options are projected to receive no distribution in the liquidation scenario.

[Insert Liquidation Analysis Spreadsheet]

Liquidation Analysis Notes:

(a)      Represents cash on hand at December 31, 1998.
(b) Liquidation scenario: Represents $50,000 unapplied retainer held by Chapter 11 professionals plus $61,764 of escrowed cash reserves as of Petition Date. Reorganization scenario: Represents Liquidation scenario retainers and reserves plus assumed $237,500 tax sharing payment received during April 1999.
(c) Receivables include an employee receivable, accrued interest and any miscellaneous items. After a review of the terms of the receivables, the Debtor assumes full collection.
(d)      No increase in value of common stock is assumed.
(e)      Represents estimated professional fees as follows:
                  Young Conaway                      $100,000
                  Wilmer Cutler                       250,000
                  Arthur Anderson                      50,000
                  Creditors Committee Professionals   100,000
                  Other                               100,000
(f) Represents budgeted salary, reimbursements and office expenses through April 1999 (g) Reorganization scenario assumes initial notice expense of $10,000 plus plan printing and distribution expense of $20,000. Liquidation scenario assumes reorganization expenses plus Chapter 7 notice expenses of $10,000.
(h) Represents budgeted compensation plus expense reimbursements through April 1999.
(i) Represents agreed confirmation bonus payments to WorldCorp's Chairman and CEO payable on the Effective Date of the confirmed Chapter 11 Plan.
(j) Represents a Trustee's fee equal to 3% of Assets plus Chapter 7 professional fees and other administrative expenses of $300,000.
(k) Represents principal, accrued interest and unpaid expenses on the secured note payable to World Airways through May 31, 1999 without discount.
(l) The reorganization scenario assumes that the Atlas Stockholder Secured Claims will be paid in full by WorldCorp Acquisition from amounts received under the Tax Sharing Agreement. Accordingly, distributions to these creditors from Reorganized Debtor are assumed to be zero.


(m) Case 1 of the reorganization scenario assumes that all Senior Subordinated Noteholders elect to accept cash plus Modified Senior Notes in an aggregate amount equal to principal plus interest at 10% per annum plus the fees and expenses of the Senior Subordinated Notes Indenture Trustee through the Effective Date in full satisfaction of their claims. This total is assumed to be $5.5 million, and available cash is assumed to be $5 million, resulting in the issuance of $500,000 of Modified Senior Notes under Case 1. Case 2 of the reorganization scenario assumes that none of the Senior Subordinated Noteholders elect this treatment and that, instead, they receive Modified Senior Notes with an aggregate principal balance equal to the sum of (i) the principal balance of the Senior Subordinated Notes plus
         (ii) accrued interest through the Effective Date at the rates provided in the Senior Subordinated Notes Indenture plus (iii) all fees, expenses and other amounts for which the Debtor is liable under the Senior Subordinated Notes Indenture. The inclusion of default interest and penalties in the Case 2 scenario is assumed to add $250,000 to the amount of liability assumed in the Case 1 scenario. The liquidation scenario assumes that the Senior Notes Claims are limited to principal plus prepetition interest and fees payable under the Senior Subordinated Notes Indenture. The elimination of postpetition interest, fees and expenses is assumed to reduce the Senior Subordinated Notes Claim in the liquidation scenario by $150,000 compared to the Case 1 reorganization scenario. (n) The reorganization scenario assumes (i) that all payments to WorldCorp Acquisition under the Tax Sharing Agreement in excess of certain reserved amounts during the first three years after the Effective Date will be used to repay either the RRF Loan or the Modified Senior Notes, and (ii) any recoveries from WorldCorp Acquisition for the use of certain tax benefits of the Debtor by WorldCorp Acquisition in the first three years after the Effective Date will be offset by administrative expenses of the reorganized company. The reorganization scenario does not reflect any recovery from increased tax-sharing payments to WorldCorp after the RRF Loan has been repaid. (o) The Reorganization Analysis assumes that all warrants issued on the Effective Date remain unexercised.

         E.       Feasibility

         Section 1129(a)(11) of the Bankruptcy Code requires a finding that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization. The Debtor believes that the Reorganized Debtor will be able to perform its obligations under the Plan and continue to operate its business without requiring further financial reorganization. The feasibility of the Plan is demonstrated by the projected financial statements for the years 1998 through 2001 under the heading "Projected Financial Information." Such projected financial statements represent the best estimate of the Debtor's management as to the items set forth therein. They are believed by management and its financial advisors to be based upon assumptions which, when considered on an overall basis for the projection period, are reasonable.

         F.       Non-Consensual Confirmation

         The Bankruptcy Code provides for confirmation of the Plan even if it is not accepted by all Impaired Classes, as long as at least one Impaired Class of Claims has accepted it (without counting the acceptances of insiders). The "cramdown" provisions are set forth in Section 1129(b) of the Bankruptcy Code.

         The Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it
(i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, such Plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law.

         The requirement that a plan not "discriminate unfairly" means that a dissenting Class must be treated equally with respect to other Classes of the same rank. In the event of a "cramdown," Classes which are afforded treatment of unequal value compared to the treatment afforded other Classes of equal rank could not be maintained without the consent of other Classes.

         The "fair and equitable" standard, also known as the "absolute priority rule," requires that a dissenting Class receive full compensation for its allowed Claims or Interests before any junior Class receives or retains any property.

         If the holders of any impaired Class vote to reject the Plan, the Plan may be confirmed under Section 1129(b) of the Bankruptcy Code if holders of all Claims and Interests junior to those of the impaired Class do not receive or retain any property under the Plan.

                                   CONCLUSION

         This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement is adequate and contains information sufficient for holders of Claims and Interests to make an informed judgment about the Plan. However, such approval does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

Dated:   March 22, 1999
         Herndon, Virginia

                                     WorldCorp, Inc.

                                     Debtor

                                     By: ______________________
                                     Name:
                                     Title:





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



                                                  TABLE OF CONTENTS

                                                                                                               PAGE


SUMMARY OF PLAN...................................................................................................1

         I.       Business Overview...............................................................................1
         II.      Treatment of Claims and Interests under the Plan................................................2
         III.     Implementation of the Plan......................................................................8
         IV.      Recovery Analysis...............................................................................9

I.       INTRODUCTION............................................................................................10


II.      THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES..................................................11

         A.       Definitions....................................................................................11
         B.       Notice to Holders of Claims and Holders of Interests...........................................11
         C.       Solicitation Package...........................................................................12
         D.       Voting Procedures, Ballots and Voting Deadline.................................................12
         E.       Confirmation Hearing and Deadline for Objections to Confirmation...............................13

III.     BACKGROUND OF WORLDCORP.................................................................................14

         A.       General Corporate Structure....................................................................14
         B.       Overview of World Airways......................................................................18
         C.       Overview of InteliData.........................................................................19
         D.       Overview of Atlas..............................................................................20
         E.       Management of WorldCorp........................................................................20

IV.      FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................................23

         A.       Risk Factors...................................................................................23
         B.       Results of Operations..........................................................................26
         C.       Financing Developments.........................................................................31
         D.       Dividend Policy................................................................................32
         E.       Income Taxes...................................................................................32

V.       LEGAL AND ADMINISTRATIVE PROCEEDINGS....................................................................32


VI.      PROJECTED FINANCIAL INFORMATION.........................................................................33

         A.       Basis of Presentation..........................................................................33
         B.       Assumptions About Projected Financial Information..............................................34
         C.       Projected Consolidated Balance Sheet...........................................................36
         D.       Projected Consolidated Income Statement........................................................37


         E.       Projected Consolidated Cash Flow Statement.....................................................39

VII.     THE CHAPTER 11 CASE.....................................................................................39

         A.       Events Leading to the Debtor's Chapter 11 Filing...............................................39
         B.       Continuation of Business.......................................................................42
         C.       Significant Events.............................................................................42
         D.       Alternatives to the Plan.......................................................................43

VIII.    PLAN OF REORGANIZATION..................................................................................44

         A.       Overall Structure of the Plan..................................................................44
         B.       General Classification and Treatment of Claims and Interests...................................56
         C.       Treatment of Claims and Interests Under the Plan...............................................56

IX.      CERTAIN FACTORS TO BE CONSIDERED........................................................................59

         A.       General Considerations.........................................................................59
         B.       Certain Bankruptcy Considerations..............................................................59
         C.       Inherent Uncertainty of Financial Projections..................................................59
         D.       Liquidity......................................................................................60
         E.       Future Business................................................................................60

X.       FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............................................................60

         A.       Federal Income Tax Consequences to the Debtor..................................................61
         B.       Federal Income Tax Consequences to Holders of Claims...........................................65
         C.       Federal Income Tax Consequences to the RRF Lenders.............................................72

XI.      VOTING PROCEDURES AND CONFIRMATION REQUIREMENTS.........................................................73

         A.       Classification of Claims and Interests.........................................................74
         B.       Voting.........................................................................................74
         C.       Best Interests Test............................................................................75
         D.       Liquidation Analysis...........................................................................75
         E.       Feasibility....................................................................................82
         F.       Non-Consensual Confirmation....................................................................82

CONCLUSION.......................................................................................................84



                                   APPENDICES

Appendix A        --       Plan of Reorganization of WorldCorp, Inc.

Appendix B        --       RRF Loan Term Sheet